Form 10KSB, Exhibit 13
period 2003-03-31
FIRSTBANK CORP/ID
filed 2003-06-06
CIK 1035513

Exhibit 13

                               2003 Annual Report



                       FirstBank NW Corp. and Subsidiaries



                      Management's Discussion and Analysis
                                       And
                        Consolidated Financial Statements



Management's Discussion and Analysis........................................2-12

Report of Independent Certified Public Accountants.........................13-14

Financial Statements:
Consolidated Statements of Financial Condition.............................15-16
Consolidated Statements of Income.............................................17
Consolidated Statements of Comprehensive Income...............................18
Consolidated Statements of Changes in Stockholders' Equity....................19
Consolidated Statements of Cash Flows......................................20-21
Summary of Accounting Policies.............................................22-31
Notes to Consolidated Financial Statements.................................31-54

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

         Management's discussion and analysis of financial condition and results of operations and other portions of this annual report contain certain "forward-looking statements" concerning the future operations of the Company. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in its Annual Report. The Bank has used "forward-looking statements" to describe future plans and strategies, including expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect the results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, the ability of the Company to control costs and expenses, competition and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. The Company does not undertake to update any forward-looking statements.

         The profitability of the Company's operations depends primarily on its net interest income, its non-interest income (principally from mortgage banking activities) and its non-interest expense. Net interest income is the difference between the income the Company receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is a function of the Company's interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities. Non-interest income is comprised of income from mortgage banking activities, gain on the occasional sale of assets and miscellaneous fees and income. Mortgage banking generates income from the sale of mortgage loans and from servicing fees on loans serviced for others. The contribution of mortgage banking activities to the Company's results of operations is highly dependent on the demand for loans by borrowers and investors, and therefore the amount of gain on sale of loans may vary significantly from period to period as a result of changes in market interest rates and the local and national economy. The Company's profitability is also affected by the level of non-interest expense. Non-interest expenses include compensation and benefits, occupancy and maintenance expenses, deposit insurance premiums, data servicing expenses, advertising expenses, supplies and postage, and other operating costs. Additional expenses that will be incurred in fiscal year 2004 include merger expenses related to the acquisition of Oregon Trail Financial Corporation, establishing a new branch in Hayden, Idaho during the fourth quarter, data processing conversion to Windows 2000, a new Clarkston, Washington branch and branch refurbishment in Lewiston and Lewiston Orchards, Idaho. The Company's results of operations may be adversely affected during periods of reduced loan demand to the extent that non-interest expenses associated with mortgage banking activities are not reduced commensurate with the decrease in loan originations.

         On February 24, 2003, the Company executed an Agreement and Plan of Reorganization proposing the acquisition of Oregon Trail Financial Corp., Baker City, Oregon ("Oregon Trail"), the unitary savings and loan holding company for Pioneer Bank, a Federal Savings Bank ("Pioneer"). Pursuant to the terms of the Agreement, shareholders of Oregon Trail will be entitled to receive for each share of Oregon Trail common stock either $22.00 in cash or 1.028 shares of the Company's common stock (subject to election and allocation procedures as provided for in the Agreement, which are intended to ensure that in the aggregate, 46% of the Oregon Trail shares will be exchanged for the Company's common stock). In the merger, the Company is expected to issue 1.48 million shares of common stock and approximately $36.5 million in cash, for a transaction value at announcement of approximately $74.0 million. The Agreement provides for the merger of Oregon Trail into the Company and the subsequent merger of Pioneer into the Bank. Following the completion of the acquisition, the Company will be the surviving holding company with 100% ownership of the Bank and the Bank will be the surviving thrift subsidiary. The merger is subject to regulatory approval. The Company will be incurring costs associated with this merger throughout the fiscal year ending 2004.

Critical Accounting Policies

         Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, we have identified three policies that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of our financial statements. These policies relate to the valuation of our mortgage servicing rights, the methodology for the determination of our allowance for loan losses and the valuation of real estate held for sale. These policies and the judgments, estimates and assumptions are described in greater detail in the Consolidated Financial Statements included herein. In particular, the "Summary of Accounting Policies" in Note 1 of the Notes to the Consolidated Financial Statements describes generally our accounting policies. We believe that the judgments, estimates and assumptions used in the preparation of our Consolidated Financial Statements are appropriate given the factual circumstances at the time. However, given the sensitivity of our Consolidated Financial Statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition.


Operating Strategy

         The Company's primary goal has been to improve the Company's profitability while maintaining a sound capital position. To accomplish this goal, the Company has employed an operating strategy that includes: (1) originating for its portfolio residential mortgage loans, primarily with adjustable interest rates or with fixed interest rates with terms of 15 years or less, secured by properties located in its primary market area; (2) enhancing net income and controlling interest rate risk by originating fixed-rate residential mortgage loans for sale in the secondary market, as market conditions permit, as a means of generating current income through the recognition of cash gains on loan sales and loan servicing fees; (3) increasing its average yield on interest-earning assets by originating for portfolio higher-yielding construction, commercial real estate, nonresidential commercial and agricultural real estate loans; and (4) controlling asset growth to a level sustainable by the Company's capital position. The Company has adopted a community banking strategy pursuant to which it will expand the products and services it offers within its primary market area in order to improve market share and increase the average yield of its interest-earning assets. Specifically, the Company intends to continue to expand its agricultural real estate and commercial real estate lending activities. The Company also intends to pursue the expansion of its non-mortgage lending activities by increasing its emphasis on originating agricultural operating loans and commercial business loans. These loans offer the Company the opportunity to achieve higher interest rates with shorter terms to maturity than residential mortgage loans but involve greater credit risk. The commercial banking segment of the Bank continues to strengthen its presence by adding experienced loan officers in the Moscow, Coeur d'Alene and Spokane branches. There can be no assurances that the Company will be successful in its efforts to increase its originations of these types of loans. Management anticipates that the Company will incur significant other expenses in connection with the opening of the Hayden, Idaho branch, and as various programs and services, such as its commercial real estate and business lending operations, are expanded. These expenses could reduce earnings for a period of time while income from new programs and services increases to a level sufficient to cover the additional expenses.

Comparison of Financial Condition at March 31, 2002 and March 31, 2003

         Total assets increased $24.6 million, or 8.0%, from $307.8 million at March 31, 2002 to $332.4 million at March 31, 2003. The growth in assets was due to the increase in the loan portfolio and federal funds sold. Net loans receivable increased from $234.4 million at March 31, 2002 to $251.8 million at March 31, 2003. The mix of loans has changed reflecting the Company's community banking strategy. In real estate loans, residential mortgage loans decreased from 25.9% to 18.6% of total loans, construction loans increased from 4.0% to 17.2%, agricultural loans decreased from 6.7% to 5.8% and commercial real estate loans increased from 21.7% in fiscal 2002 to 25.0% in fiscal 2003. In non-real estate loans, home equity lines decreased from 10.3% to 7.3%, agricultural operating lines decreased from 5.1% to 4.8%, commercial business loans decreased from 23.0% to 18.5% and other consumer loans decreased from 3.3% to 2.9% between these periods. Cash and cash equivalents increased from $24.0 million to $24.7 million. This increase was mostly due to a $4.9 million increase in federal funds sold. Available for sale investment securities increased $4.3 million, which includes $3.5 million of purchase of investment securities. Mortgage-backed securities decreased from $11.4 million to $9.6 million. This $1.8 million decrease was primarily due to redemptions or repayments on mortgage-backed securities. Premises and equipment increased $1.7 million primarily due to loan production office additions in Boise, Idaho and Spokane Washington, expansions in the Lewiston Orchards, and a branch construction in Clarkston, Washington.

         Total liabilities increased from $280.0 million at March 31, 2002 to $302.3 million at March 31, 2003. The growth in liabilities was due to deposit growth, which was part of management's focus in fiscal year 2003. Deposits and securities sold under agreements to repurchase increased $18.2 million from $196.1 million at March 31, 2002 to $214.3 million at March 31, 2003. This $18.2 million increase consists of increases in brokered certificates of deposits of $4.0 million, savings accounts of $1.6 million, non-interest bearing checking accounts of $2.4 million, interest bearing checking accounts of $10.6 million, and money market accounts of $3.2 million, and a decrease in certificate of deposit accounts of $3.6 million. FHLB advances increased from $79.7 million at March 31, 2002 to $81.8 million at March 31, 2003.

Comparison of Operating Results for the Years Ended March 31, 2002 and 2003

         General. Net income increased $396,000, from $2.4 million ($1.76 per share - basic, $1.70 per share - diluted) for the year ended March 31, 2002 to $2.8 million ($2.15 per share - basic, $2.07 per share - diluted) for the year ended March 31, 2003. The Company experienced an increase in net interest income and non-interest income in fiscal 2003 compared to fiscal 2002. The increase in non-interest income is mostly attributable to increase in gain on sale of loans. The majority of the non-interest expense increase is due to compensation and related benefits expense.

         Net Interest Income. Net interest income increased $1.6 million, or 15.7%, from $10.3 million for the year ended March 31, 2002 to $11.9 million for the year ended March 31, 2003. The increase is due to the combination of increased loan originations and loans receivable with reduced rates on advances from FHLB and deposits. The yield on interest-earning assets decreased from 7.67% to 7.10% in fiscal years ended March 31, 2002 and 2003. The average balance on interest-earning assets increased from $269.2 million to $296.9 million in fiscal years ended March 31, 2002 and 2003. The yield on interest-bearing liabilities decreased from 4.23% to 3.37% in fiscal years ended March 31, 2002 and 2003, resulting from decreases in rates paid to deposit holders and advances from FHLB. The average balance on interest-earning liabilities decreased from $236.1 million to $258.2 million in fiscal years ended March 31, 2002 and 2003. The Company's interest rate spread between the yield on interest-earning assets and the rate paid on interest-bearing liabilities increased from 3.44% for fiscal 2002 to 3.73% for fiscal 2003.

         Total interest income increased $327,000 from $20.2 million for the year ended March 31, 2002 to $20.6 million for the year ended March 31, 2003. Interest income on loans receivable and loans held for sale increased $313,000, or 1.7%, from $17.9 million for fiscal 2002 to $18.2 million for fiscal 2003. The average balance on loans receivable and loans held for sale increased from $224.9 million to $249.9 million in fiscal years ended March 31, 2002 and 2003. The yield on loans receivable and loans held for sale decreased from 7.97% to 7.32% in fiscal years ended March 31, 2002 and 2003. Interest income on mortgage-backed securities decreased $198,000 from fiscal 2002 to fiscal 2003 primarily as a result from redemptions on mortgage-backed securities in during the fiscal 2003. The average balance on mortgage-backed securities decreased from $14.0 million to $10.8 million in fiscal years ended March 31, 2002 and 2003. The yield on mortgage-backed securities increased from 6.6% to 6.73% in fiscal years ended March 31, 2002 and 2003.

         Interest expense decreased by $1.3 million, from $10.0 million for the year ended March 31, 2002 to $8.7 million for the year ended March 31, 2003. Interest expense on deposits decreased $1.0 million, or 18.0%, from fiscal 2002 to fiscal 2003. The average balance of deposits increased $23.3 million from $152.6 million for fiscal 2002 to $175.9 million for fiscal 2003. The average rate paid on deposits decreased from 3.71% to 2.64% for fiscal years ended March 31, 2002 and 2003. Interest expense on advances from FHLB and other borrowings decreased $0.2 million from $4.3 million in fiscal 2002 to $4.1 million in fiscal 2003. The average balance on advances from FHLB and other borrowings decreased from $83.4 million for fiscal 2002 to $82.3 million for fiscal 2003. The average yield on advances from FHLB and other borrowings in fiscal year ended March 31, 2003 was 4.94% and 5.19% in fiscal year ended March 31, 2002.

         The net interest margin increased 20 basis points from 3.96% in fiscal 2002 to 4.16% in fiscal 2003. This increase was due to an increase in the average balance on the commercial, construction, and agricultural loan portfolio, an increase in the average balance of deposits with a lower yield than fiscal year 2002, and a lower average balance on advances from FHLB and other borrowings with a lower yield than fiscal year 2002.

         Provision for Loan Losses. The provision for loan losses was $1.1 million for the year ended March 31, 2002 compared to $1.0 million for the year ended March 31, 2003. The Company's allowance for loan losses was $3.4 million or 1.25% of total loans receivable, at March 31, 2003, compared to $2.6 million, or 1.06% of total loans receivable, at March 31, 2002. The allowance for loan losses increased 33.2% from the prior year, which consists of an increase in construction, agricultural, and commercial allowance for loan losses of 38.6% and a decrease in residential, consumer, and other loans allowance for loan losses of 5.4%. Net loan charge-offs decreased from $259,000 during fiscal 2002 to $182,000 during fiscal 2003, 0.07% of average outstanding loans for the year.

         Non-interest Income. The following table summarizes the components of non-interest income for the fiscal years ended March 31, 2003 and 2002.


                                                          2003       2002
                                                        --------   --------
                                                           (In Thousands)

     Gain on sale of loans                              $  2,434   $  1,782
     Gain on sale of securities, net                          --        194
     Mortgage servicing fees                                 184        243
     Service fees and charges                              1,913      1,671
     Commissions and other                                   161        125
                                                        --------   --------
        Total non-interest income                       $  4,692   $  4,015
                                                        ========   ========

Total non-interest income increased $677,000, or 16.9%, from fiscal 2002 to fiscal 2003. Income on gain on sale of loans increased $652,000, or 36.6%, from fiscal 2003 to fiscal 2002 because of a larger volume of sold loans that were originated during the year. Service fees and charges increased $242,000 due to fees charged on checking accounts, visa check cards, automatic teller machine fees, and merchant bank cards offered at the end of fiscal year 2003.

         Non-interest Expense. Total non-interest expense increased $1.9 million, or 19.4%, from $9.8 million for the year ended March 31, 2002 to $11.7 million for the year ended March 31, 2003. Compensation and related benefits increased $1.1 million, or 19.2%, from fiscal 2002 to fiscal 2003. This increase in compensation and related benefits was a result of opening loan production offices in Boise, Idaho and Spokane, Washington during fiscal year 2003, and additional compensation and related expenses from the 12.3% increase in the average number of full-time equivalent employees from 122 in fiscal year 2002 to 137 in fiscal year 2003. Compensation and related benefits from the Boise and Spokane loan production offices increased $572,000. Insurance benefits increased $111,000. Employee related taxes increased $96,000 for the fiscal year 2003 over fiscal year 2002. Occupancy expense increased $51,000 due to opening the Boise and Spokane loan production offices in fiscal year 2003. Impairment on mortgage servicing rights increased to $306,000. Bankcard and visa card expenses increased $125,000, which is a result of increased utilization. Bankcard and visa card income increased $142,000. Data processing increased $88,000, supplies increased $35,000, checking account charges increased $30,000, and consulting expense increased $22,000. All other non-interest expenses remained relatively consistent between fiscal years 2002 and 2003.

         Income Taxes. Income taxes were $1.1 million for the year ended March 31, 2003 and 2002. The effective tax rates for the years ended March 31, 2003 and 2002 were 27.53% and 30.94%, respectively. The decrease in the effective tax rates is due to the permanent tax difference of bank owned life insurance.

Average Balances, Interest and Average Yields/Cost

         The following table sets forth certain information for the years indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average tax effected yields and costs. Such yields and costs for the years indicated are derived by dividing tax effected income or expense by the average daily balance of assets or liabilities, respectively, for the years presented.

                                                                        Years Ended March 31,
                                 ---------------------------------------------------------------------------------------------------
                                              2003                              2002                              2001
                                 -------------------------------   -------------------------------   -------------------------------
                                             Interest    Average               Interest    Average               Interest    Average
                                  Average       and      Yield/     Average       and      Yield/     Average       and      Yield/
                                  Balance    Dividends    Cost      Balance    Dividends    Cost      Balance    Dividends    Cost
                                 ---------   ---------   ------    ---------   ---------   ------    ---------   ---------   ------
                                                                       (Dollars in Thousands)
Interest-earning assets (1):
Loans receivable:
Mortgage loans receivable        $  55,975   $   4,160     7.43%   $  67,231   $   5,147     7.66%   $  70,133   $   5,555     7.92%
Commercial loans receivable        109,559       7,361     6.77       87,022       6,658     7.74       66,492       6,106     9.35
Construction loans receivable       19,750       1,717     8.69        6,659         692    10.39        5,485         581    10.59
Consumer loans receivable           31,085       2,558     8.23       34,657       2,917     8.42       34,677       3,097     8.93
Agricultural loans receivable       30,894       2,077     6.72       27,748       2,238     8.07       27,258       2,542     9.33
Unearned loan fees and
  discounts and allowance
  for loan losses                   (3,814)         --       --       (2,659)         --       --       (2,095)         --       --
                                 ---------   ---------   ------    ---------   ---------   ------    ---------   ---------   ------
Loans receivable, net              243,449      17,873     7.37      220,658      17,652     8.03      201,950      18,026     8.87
Loans held for sale                  6,483         360     5.55        4,195         268     6.39        2,496         145     5.81
Mortgage-backed securities          10,832         729     6.73       14,036         927     6.60       20,279       1,439     7.10
Investment securities               14,554         692     6.62       12,448         611     6.84       11,901         614     7.19
Other earning assets                21,540         921     5.03       17,886         789     4.89       11,479         678     5.91
                                 ---------   ---------             ---------   ---------             ---------   ---------
Total interest-earning assets      296,858      20,575     7.10      269,223      20,247     7.67      248,105      20,757     8.51
                                             ---------                         ---------                         ---------
Non-interest-earning assets         21,880                            19,110                            17,802
                                 ---------                         ---------                         ---------
Total assets                     $ 318,738                         $ 288,333                         $ 265,907
                                 =========                         =========                         =========

Interest-earning liabilities:
Passbook, NOW and money
  market accounts                $  67,522         534     0.79    $  53,960         916     1.70    $  46,945       1,186     2.53
Certificates of deposit            108,406       4,109     3.79       98,701       4,747     4.81       83,670       4,823     5.76
                                 ---------   ---------             ---------   ---------             ---------   ---------
Total deposits                     175,928       4,643     2.64      152,661       5,663     3.71      130,615       6,009     4.60
Advances from FHLB and
  other                             82,292       4,067     4.94       83,395       4,328     5.19       88,747       5,608     6.32
                                 ---------   ---------             ---------   ---------             ---------   ---------
Total interest-bearing
  liabilities                      258,220       8,710     3.37      236,056       9,991     4.23      219,362      11,617     5.30
                                             ---------                         ---------                         ---------
Total non-interest-bearing
  deposits                          26,140                            19,752                            16,541
Non-interest-bearing
  liabilities                        5,169                             4,467                             3,408
                                 ---------                         ---------                         ---------
Total liabilities                  289,529                           260,275                           239,311
Total stockholders' equity          29,209                            28,058                            26,596
                                 ---------                         ---------                         ---------

Total liabilities and
  total stockholders' equity     $ 318,738                         $ 288,333                         $ 265,907
                                 =========                         =========                         =========


Net interest income                          $  11,865                         $  10,256                         $   9,140
                                             =========                         =========                         =========

Interest rate spread                                       3.73%                             3.44%                             3.21%
                                                         ======                            ======                            ======
Net interest margin                               4.16%                             3.96%                             3.83%
                                             =========                         =========                         =========
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                  114.96%                           114.05%                           113.10%
                                             =========                         =========                         =========

(1)  Does not include interest on loans 90 days or more past due.

Rate/Volume Analysis

         The following table sets forth the effects of changing rates and volumes on the interest income and interest expense of the Company. Information is provided with respect to: (i) effects attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects attributable to changes in volume (changes in volume multiplied by prior rate); (iii) effects attributable to changes in rate/volume (changes in rate multiplied by changes in volume); and (iv) the net change (the sum of the prior columns).

                                             Year Ended March 31, 2003                       Year Ended March 31, 2002
                                              Compared to Year Ended                          Compared to Year Ended
                                                  March 31, 2002                                  March 31, 2001
                                   --------------------------------------------    --------------------------------------------
                                            Increase (Decrease) Due to                      Increase (Decrease) Due to
                                   --------------------------------------------    --------------------------------------------
                                                             Rate/                                           Rate/
                                     Rate       Volume      Volume        Net        Rate       Volume      Volume        Net
                                   --------    --------    --------    --------    --------    --------    --------    --------
                                                                          (In Thousands)
Interest-earning assets:
Loans receivable (1)               $ (1,452)   $  1,823    $   (150)   $    221    $ (1,717)   $  1,698    $   (163)   $   (182)
Loans held for sale                     (35)        146         (19)         92         (15)        101         (10)         76
Mortgage-backed securities               18        (212)         (4)       (198)       (100)       (443)         31        (512)
Investment securities                   (19)        103          (3)         81         (30)         28          (1)         (3)
Other earning assets                    (24)        161          (5)        132        (172)        379         (96)        111
                                   --------    --------    --------    --------    --------    --------    --------    --------

Total net change in income
 on interest-earning assets          (1,512)      2,021        (181)        328      (2,034)      1,763        (239)       (510)
                                   --------    --------    --------    --------    --------    --------    --------    --------

Interest-bearing liabilities:
 Passbook, NOW and money
  market accounts                      (489)        230        (123)       (382)       (108)       (178)         16        (270)
Certificates of deposit              (1,006)        467         (99)       (638)       (799)        866        (143)        (76)
FHLB advances and other                (206)        (57)          3        (260)     (1,002)       (338)         60      (1,280)
                                   --------    --------    --------    --------    --------    --------    --------    --------

Total net change in expense
 on interest-bearing liabilities     (1,701)        640        (219)     (1,280)     (1,909)        350         (67)     (1,626)
                                   --------    --------    --------    --------    --------    --------    --------    --------

Net increase (decrease) in net
 interest income                   $    189    $  1,381    $     38    $  1,608    $   (125)   $  1,413    $   (172)   $  1,116
                                   ========    ========    ========    ========    ========    ========    ========    ========

(1)  Does not include interest on loans 90 days or more past due.

Asset and Liability Management

         The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating interest rates. The Company has sought to reduce exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company's interest-earning assets by retaining for its portfolio shorter term loans and loans with interest rates subject to periodic adjustment to market conditions and by selling substantially all of its longer term, fixed-rate residential mortgage loans. The Company has historically relied on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Company promotes non-interest-bearing transaction accounts and certificates of deposit with longer maturities (up to five years) to reduce the interest sensitivity of its interest-bearing liabilities.

Market Risk

         Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The on-going monitoring and management of the risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee ("ALCO"). In this capacity, ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

Interest Rate Risk

         Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change the interest income and expense streams associated with the Company's financial instruments also change thereby impacting net interest income ("NII"), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling two-year and five-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

         The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's balance sheet as well as for off-balance-sheet derivative financial instruments, if any. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of March 31, 2003 and 2002 as compared to the 10.00% Board approved policy limit.

     March 31, 2003:           -100 BP             Flat            +200 BP
                              ---------            ----            -------
                                          (Dollars in Thousands)
     Year 1 NII               $ 11,376           $ 11,856          $ 12,656
     NII $ Change                 (480)                --               800
     NII % Change                -4.05%                --              6.75%


     March 31, 2002:           -100 BP             Flat            +200 BP
                              --------             ----            -------
                                          (Dollars in Thousands)
     Year 1 NII               $ 11,317           $ 11,549          $ 11,851
     NII $ Change                 (232)                --               302
     NII % Change                -2.01%                --              2.61%

         The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected future operating results. These hypothetical estimates are based upon numerous assumptions including the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

         Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

Liquidity and Capital Resources

         The Company's primary recurring sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from sales of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At March 31, 2003, cash and cash equivalents totaled $24.7 million, or 7.4% of total assets. In addition, the Company maintains a credit facility with the FHLB-Seattle, which provides for immediately available advances. Advances under this credit facility totaled $81.8 million at March 31, 2003. The Bank also maintains additional credit with Wells Fargo Bank with available funds totaling $10.0 million. There were no outstanding advances under this facility at March 31, 2003.

         The primary investing activity of the Company is the origination of mortgage loans. During the years ended March 31, 2002 and 2003, the Company originated loans in the amounts of $234.5 million and $334.7 million, respectively. At March 31, 2003, the Company had loan commitments totaling $59.0 million, undisbursed lines of credit totaling $46.4 million, credit card available balances of $4.7 million and undisbursed loans in process totaling $16.7 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2003 totaled $46.4 million. Historically, the Company has been able to retain a significant amount of its deposits as they mature. In addition, management of the Company believes that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

         The Bank is required to maintain specific amounts of capital pursuant to the FDIC and the State of Washington requirements. As of March 31, 2003, the Bank was in compliance with all regulatory capital requirements which were effective as of such date with Tier 1 Capital to average assets, Tier 1 Capital to risk-weighted assets and total capital to risk-weighted assets of 8.4%, 11.8%, and 13.1%, respectively. For a detailed discussion of regulatory capital requirements, see "Regulation -- State Regulation and Supervision" and "-- Capital Requirements."

Impact of New Accounting Standards

         In June 2001, Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting for legal obligations associated with the retirement of tangible long-lived assets. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation shall be recognized in the period in which the obligation is incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Company's adoption of SFAS No. 143 will not have a material effect on the Company's financial position or results of operations.

         In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. The Company's adoption of SFAS No. 145 did not have a material impact on the Company's financial position or results of operations.

         In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146, addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Costs Incurred in a Restructuring)". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company's adoption of SFAS No. 146 will not have a material impact on the Company's financial position or results of operations.

         In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statement Nos. 72 and 144 and FASB Interpretation No. 9". SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". In addition, this statement amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit card holder intangible assets. The provisions of this statement were effective on October 1, 2002. The Company's adoption of SFAS No. 147 did not have a material impact on the Company's financial position or results of operations.

         In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change in the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Company's adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations. The Company has elected to continue recognizing employee stock options under APB No. 25, as permitted by this statement. In addition, the disclosures in the Company's financial statements reflect the guidance provided by SFAS No. 148.

         In November 2002, the FASB issued Interpretation No. 45 (FIN), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002, and adoption of disclosure requirements is effective for the Company in the current year. The adopting of FIN 45 did not have material impact on the Company's financial position or results of operations.

         In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective prospectively for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company believes that the adoption of SFAS No. 149 will not have a material impact on the Company's financial position or results of operations.

Effect of Inflation and Changing Prices

         The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Financial Statements
--------------------


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
FirstBank NW Corp. and Subsidiaries
Clarkston, Washington

We have audited the accompanying consolidated statement of financial condition of FirstBank NW Corp. and Subsidiaries as of March 31, 2002, and the related consolidated statement of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBank NW Corp. and Subsidiaries as of March 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ BDO Seidman, LLP
Spokane, Washington

April 18, 2002

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
FirstBank NW Corp. and Subsidiaries
Clarkston, Washington


We have audited the accompanying consolidated statement of financial condition of FirstBank NW Corp. and subsidiaries as of March 31, 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBank NW Corp. and subsidiaries as of March 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Spokane, Washington
April 18, 2003

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
--------------------------------------------------------------------------------------------


                                           ASSETS

                                                                          March 31,
                                                                 ---------------------------
                                                                     2003           2002
                                                                 ------------   ------------

Cash and cash equivalents:
  Noninterest-bearing cash deposits                              $  9,378,650   $ 10,841,708
  Interest-bearing cash deposits                                      643,154      3,318,476
  Federal funds sold                                               14,718,971      9,851,718
                                                                 ------------   ------------

    Total cash and cash equivalents                                24,740,775     24,011,902

Investment securities available for sale                           16,812,845     12,523,641
Mortgage-backed securities:
  Held to maturity                                                  1,969,138      2,140,478
  Available for sale                                                7,649,066      9,292,604
Loans held for sale                                                 5,214,077      3,740,302
Loans receivable, net of allowance for loan losses of
  $3,414,262 in 2003 and $2,562,757 in 2002                       251,804,620    234,395,856
Accrued interest receivable                                         1,882,060      1,913,222
Equity securities, at cost                                          5,730,675      5,379,875
Premises and equipment, net                                         7,210,040      5,506,770
Bank-owned and cash surrender value of life insurance policies      7,272,489      6,849,783
Mortgage servicing rights                                             825,814      1,016,953
Other assets                                                        1,286,400      1,069,058
                                                                 ------------   ------------


    TOTAL ASSETS                                                 $332,397,999   $307,840,444
                                                                 ============   ============

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
--------------------------------------------------------------------------------------------


                            LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          March 31,
                                                                 ---------------------------
                                                                     2003           2002
                                                                 ------------   ------------

LIABILITIES
  Deposits                                                       $203,189,041   $188,857,060
  Securities sold under agreements to repurchase                   11,150,956      7,265,454
  Advances from borrowers for taxes and insurance                   1,191,545      1,395,685
  Advances from Federal Home Loan Bank                             81,816,228     79,722,443
  Deferred income taxes                                               453,539        185,000
  Accrued expense and other liabilities                             4,532,586      2,602,118
                                                                 ------------   ------------

    TOTAL LIABILITIES                                             302,333,895    280,027,760
                                                                 ------------   ------------

STOCKHOLDERS' EQUITY
  Common stock, $0.01 par value, 5,000,000 shares authorized,
    1,380,992 and 1,440,072 shares issued, 1,278,531 and
    1,314,304 shares outstanding                                       13,810         14,400
  Additional paid-in capital                                        9,842,120     10,842,691
  Unearned ESOP shares                                               (884,020)      (969,580)
  Deferred compensation                                              (156,659)      (393,020)
  Retained earnings, substantially restricted                      20,213,669     18,144,686
  Accumulated other comprehensive income                            1,035,184        173,507
                                                                 ------------   ------------

    TOTAL STOCKHOLDERS' EQUITY                                     30,064,104     27,812,684
                                                                 ------------   ------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                                     $332,397,999   $307,840,444
                                                                 ============   ============


See accompanying notes.                16
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
----------------------------------------------------------------------------------------

                                                                Year Ended March 31,
                                                            ----------------------------
                                                                2003            2002
                                                            ------------    ------------
Interest income:
  Loans receivable                                          $ 18,232,984    $ 17,920,163
  Mortgage-backed securities                                     729,474         927,190
  Investment securities                                          691,624         610,944
  Other interest earning assets                                  921,035         789,264
                                                            ------------    ------------
     Total interest income                                    20,575,117      20,247,561
                                                            ------------    ------------
Interest expense:
Deposits                                                       4,515,090       5,522,263
Advances from Federal Home Loan Bank and other borrowings      4,067,310       4,327,952
Securities sold under agreement store purchase                   128,099         141,421
                                                            ------------    ------------
     Total interest expense                                    8,710,499       9,991,636
                                                            ------------    ------------
     Net interest income                                      11,864,618      10,255,925
Provision for loan losses                                     (1,033,068)     (1,063,920)
                                                            ------------    ------------
     Net interest income after provision for loan losses      10,831,550       9,192,005
                                                            ------------    ------------
Noninterest income:
  Gain on sale of loans                                        2,434,387       1,781,782
  Service fees and charges                                     2,097,335       1,914,044
  Commissions and other                                          161,067         319,081
                                                            ------------    ------------
     Total noninterest income                                  4,692,789       4,014,907
                                                            ------------    ------------
Noninterest expenses:
  Compensation and related benefits                            7,056,566       5,922,109
  Occupancy                                                    1,259,685       1,209,182
  Supplies and postage                                           385,211         343,885
  Data processing                                                446,592         358,611
  Professional fees                                              232,973         219,010
  Advertising                                                    308,828         287,281
  Travel and meals                                               135,281         113,451
  Impairment of mortgage servicing rights                        306,290              --
  Debit and credit card expense                                  485,475         360,734
  Telephone                                                      191,895         175,899
  Insurance                                                      160,288         132,614
  Other                                                          729,720         643,400
                                                            ------------    ------------
     Total noninterest expense                                11,698,804       9,766,176
                                                            ------------    ------------
     Income before income tax expense                          3,825,535       3,440,736
Income tax expense                                             1,053,129       1,064,440
                                                            ------------    ------------
     NET INCOME                                             $  2,772,406    $  2,376,296
                                                            ============    ============
Basic earnings per share                                    $       2.15    $       1.76
                                                            ============    ============
Diluted earnings per share                                  $       2.07    $       1.70
                                                            ============    ============
Weighted average common shares outstanding-basic               1,287,967       1,351,705
                                                            ============    ============
Weighted average common shares outstanding-diluted             1,341,111       1,400,658
                                                            ============    ============

See accompanying notes.                17
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
-----------------------------------------------
-----------------------------------------------------------------------------------


                                                           Year Ended March 31,
                                                       ----------------------------
                                                           2003            2002
                                                       ------------    ------------

Net income                                             $  2,772,406    $  2,376,296
                                                       ------------    ------------
Other comprehensive income (loss):
  Net change in unrealized gain (loss) on securities
    available for sale                                    1,172,364        (703,083)
  Less deferred income tax (benefit) provision             (460,504)        276,258
  Net change in unrealized gain on cash flow hedge          246,734              --
  Less deferred income tax benefit                          (96,917)             --
                                                       ------------    ------------

      Net other comprehensive income (loss)                 861,677        (426,825)
                                                       ------------    ------------

      COMPREHENSIVE INCOME                             $  3,634,083    $  1,949,471
                                                       ============    ============


See accompanying notes.                18
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                                               Retained    Accumulated
                                                                                               Earnings       Other
                                   Common Stock        Additional     Unearned                   Sub-        Compre-      Total
                             ------------------------    Paid-In        ESOP      Deferred    stantially     hensive   Stockholders'
                                Shares       Amount      Capital       Shares   Compensation  Restricted   Income(Loss)   Equity
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

Balance, March 31, 2001        1,550,633  $    15,506  $12,666,185  $(1,053,130) $  (629,381) $16,376,831  $   600,332  $27,976,343
  Repurchase of common stock    (114,761)      (1,148)  (1,936,676)          --           --           --           --   (1,937,824)
  Amortization of deferred
    compensation                      --           --           --           --      236,361           --           --      236,361
  Dividends paid                      --           --           --           --           --     (608,441)          --     (608,441)
  Net change in unrealized
    loss on securities
    available for sale,
    net of tax                        --           --           --           --           --           --     (426,825)    (426,825)
  ESOP shares released                --           --       46,822       83,550           --           --           --      130,372
  Stock issued from the
    exercise of stock
    option                         4,200           42       66,360           --           --           --           --       66,402
  Net income                          --           --           --           --           --    2,376,296           --    2,376,296
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance, March 31, 2002        1,440,072       14,400   10,842,691     (969,580)    (393,020)  18,144,686      173,507   27,812,684
  Repurchase of common stock     (63,280)        (632)  (1,149,053)          --           --           --           --   (1,149,685)
  Amortization of deferred
    compensation                      --           --           --           --      236,361           --           --      236,361
  Dividends paid                      --           --           --           --           --     (703,423)          --     (703,423)
  Net change in unrealized
    gain on securities
    available for sale,
    net of tax                        --           --           --           --           --           --      711,860      711,860
  Net change in unrealized
    gain on cash flow hedge,
    net of tax                        --           --           --           --           --           --      149,817      149,817
  ESOP shares released                --           --       82,122       85,560           --           --           --      167,682
  Stock issued from the
    exercise of stock option       4,200           42       66,360           --           --           --           --       66,402
  Net income                          --           --           --           --           --    2,772,406           --    2,772,406
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance, March 31, 2003        1,380,992  $    13,810  $ 9,842,120  $  (884,020) $  (156,659) $20,213,669  $ 1,035,184  $30,064,104
                             ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========


See accompanying notes.                19
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
---------------------------------------------------------------------------------------------------------

                                                                                 Year Ended March 31,
                                                                           ------------------------------
                                                                                 2003             2002
                                                                           -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                $   2,772,406    $   2,376,296
 Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation                                                                  622,033          668,720
   Amortization (accretion) of securities, net                                   (42,510)           5,013
   Provision for loan losses                                                   1,033,068        1,063,920
   Gain on sale of loans held for sale                                        (2,434,387)      (1,781,782)
   Proceeds from sale of loans held for sale                                 148,810,682       92,943,745
   Originations of loans held for sale                                      (147,850,070)     (92,435,963)
   Other gains, net                                                               (6,657)        (195,155)
   Deferred income taxes                                                        (446,561)        (310,742)
   Federal Home Loan Bank stock dividends                                       (350,800)        (348,000)
   Deferred compensation expense                                                 438,830          370,981
   ESOP compensation expense                                                     167,682          130,372
   Impairment of mortgage servicing rights                                       306,290               --
   Changes in assets and liabilities:
     Accrued interest receivable and other assets                               (320,516)          38,861
     Income taxes receivable                                                     118,083           81,549
     Accrued expenses and other liabilities                                    1,727,999          268,334
                                                                           -------------    -------------

     Net cash provided by operating activities                                 4,545,572        2,876,149
                                                                           -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of mortgage-backed
   securities available for sale                                               2,105,665        2,940,792
 Proceeds from sale of mortgage-backed securities
   available for sale                                                                 --        5,271,715
 Purchases of investment securities available for sale                        (3,530,186)      (1,382,393)
 Proceeds from sale of investment securities available for sale                       --        1,119,268
 Proceeds from maturities of mortgage-backed securities held to maturity         165,069          188,267
 Other net change in loans receivable                                        (18,513,710)     (19,337,708)
 Purchases of premises and equipment                                          (2,325,303)        (187,394)
 Net increase in bank-owned and cash surrender value of life insurance          (422,706)        (185,287)
 Purchase of bank-owned life insurance                                                --       (4,920,039)
 Proceeds from disposition of assets                                               1,800          177,681
 Proceeds from the sale of foreclosed assets                                     382,250               --
                                                                           -------------    -------------

     Net cash used by investing activities                                   (22,137,121)     (16,315,098)
                                                                           -------------    -------------


See accompanying notes.                20
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
------------------------------------------------------------------------------------------------------


                                                                             Year Ended March 31,
                                                                        ------------------------------
                                                                             2003             2002
                                                                        -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                              $  14,331,981    $  33,372,969
  Net increase securities sold under agreements to repurchase               3,885,502        4,952,422
  Net decrease in advances from borrowers for
    taxes and insurance                                                      (204,140)          (4,945)
  Advances from Federal Home Loan Bank and other borrowers                120,089,000      134,605,500
  Repayments on advances from Federal Home Loan Bank and
    other borrowings                                                     (117,995,215)    (145,800,080)
  Redemption of common stock                                               (1,149,685)      (1,937,824)
  Cash dividends paid on common stock                                        (703,423)        (608,441)
  Proceeds from the exercise of stock option                                   66,402           66,402
                                                                        -------------    -------------

    Net cash provided by financing activities                              18,320,422       24,646,003
                                                                        -------------    -------------

    NET CHANGE IN CASH AND CASH EQUIVALENTS                                   728,873       11,207,054

Cash and cash equivalents, beginning of year                               24,011,902       12,804,848
                                                                        -------------    -------------

Cash and cash equivalents, end of year                                  $  24,740,775    $  24,011,902
                                                                        =============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:

    Interest                                                            $   8,812,129    $   9,729,529
                                                                        =============    =============

    Income taxes                                                        $   1,539,050    $   1,294,530
                                                                        =============    =============

NONCASH INVESTING AND FINANCING ACTIVITIES
  Unrealized gain (loss) on securities available for sale, net of tax   $     711,860    $    (426,825)
                                                                        =============    =============

  Unrealized gain on interest rate swap, net of tax                     $     149,817    $          --
                                                                        =============    =============

  Transfer from loans receivable to real estate acquired
    through foreclosure                                                 $      71,878    $     562,456
                                                                        =============    =============

  Loans receivable charged to allowance for loan losses                 $     203,472    $     266,654
                                                                        =============    =============


See accompanying notes.                21
--------------------------------------------------------------------------------

Note 1 - Summary of Accounting Policies

Organization and principles of consolidation:

FirstBank NW Corp. (the Holding Company) was a Delaware Corporation organized on March 12, 1997, to acquire all of the capital stock of FirstBank Northwest (the
Bank) as part of its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the Conversion) and to complete an initial public offering of Holding Company common stock. The Holding Company is the parent company of the Bank and of Tri Star Financial Corporation (Tri Star), which are collectively referred to as the Company and constitute these consolidated financial statements. On January 30, 1998, the Bank converted to a Washington Chartered savings bank. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of business and concentration of credit risk:

The Holding Company's principal business consists of the operations of the Bank and Tri Star that operate in one business segment. The Bank's operations consist of attracting deposits from the general public through a variety of deposit products and investing these, together with funds from on-going operations, in the origination of residential mortgage and commercial loans and, to a lesser extent, construction, agricultural, consumer, and other loans. The Bank primarily originates residential loans to customers located throughout Idaho and southeast Washington.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near-term, relate to the determination of the allowance for loan losses, the calculation of the deferred tax assets and liabilities, and the valuation of mortgage servicing rights.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Company's loans are generally secured by specific items of collateral including real property, business assets, and consumer assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and cash equivalents:

Cash equivalents are any highly liquid debt instrument with a remaining maturity of three months or less at the date of purchase. Cash and cash equivalents are on deposit with other banks and financial institutions in amounts that periodically exceed the federal insurance limit. The Bank evaluates the credit quality of these banks and financial institutions to mitigate its credit risk. In addition, the Bank sells excess funds to financial institutions on an overnight basis.

Investments and mortgage-backed securities:

The Company accounts for securities according to the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investments in securities are to be classified as either held to maturity, available for sale or trading.

o Held to maturity - Investments in debt securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the effective interest method. The Company has the ability and the intention to hold these investment and mortgage backed securities to maturity and, accordingly, they are not adjusted for temporary declines in their fair value.

o Available for sale - Investments in debt and equity securities classified as available for sale are stated at fair value. Unrealized gains and losses are recognized (net of tax effect) as a separate component of stockholders' equity.

o Trading - Investments in debt and equity securities classified as trading are stated at fair value. Realized and unrealized gains and losses for trading securities are included in income.

Purchase premiums and discounts are recognized in interest income using the level yield method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans receivable:

The Company grants mortgage, commercial, consumer, and agricultural loans to customers. A substantial portion of the loan portfolio is represented by loans originated throughout Idaho and southeastern Washington.

The ability of the Company's debtors to honor their contracts is dependent upon the general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Deferred loan origination fees and discounts are amortized over the contractual life of the loan using the level-yield method. Interest income is accrued on any unpaid principal balances.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or the loan loss reserve as appropriate. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Suspended interest ultimately collected is credited to interest income in the period of recovery.

Allowance for loan losses:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Company accounts for loan impairment according to the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118. Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amended SFAS No. 114. These statements define the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments or principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Loans held for sale:

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Market values are determined by discounting future cash flows at current market rates. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Other real estate owned:

Assets acquired through loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest income or other noninterest expense, respectively.

Stock in Federal Home Loan Bank:

Federal law requires a member institution of the Federal Home Loan Bank (FHLB) System to hold common stock of its district FHLB according to predetermined formulas. No readily determinable market exists for such stock and it has no quoted market value. Accordingly, the Company reports its investment in FHLB stock at cost.

Premises and equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to forty years. Expenditures for new properties and equipment and major renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation are removed from the respective property or equipment accounts and the resulting gains or losses are reflected in operations.

Income taxes:

The Company accounts for income taxes according to the provisions of SFAS No. 109, Accounting for Income Taxes that requires the use of the liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rate expected to apply to the taxable income of the period in which the deferred tax liability or asset is expected to be settled or realized. Tax credits are accounted for as a reduction of income taxes in the year in which the credit originates.

Mortgage servicing rights:

Servicing assets are recognized as separate assets when rights are acquired through the purchase or sale of financial assets. Capitalized servicing rights are reported separately in the statement of financial condition and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized to the extent that the capitalized amount for the stratum exceeds their fair value.

Employee Stock Ownership Plan:

The Company sponsors an Employee Stock Ownership Plan (the ESOP). The ESOP is accounted for in accordance with the American Institute of Certified Pubic Accountants Statement of Position No. 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the ESOP in the statements of financial condition. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Stock and cash dividends on allocated shares are recorded as a reduction of retained earnings and paid or distributed directly to participants' accounts. Stock and cash dividends on unallocated shares are recorded as a reduction of debt and accrued interest.

Stock-based compensation:

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and to furnish the pro forma disclosures required under SFAS No. 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

The following table illustrates the effect on net income if the Bank had applied the fair value recognition provisions of Financial Accounting Standards Board
(FASB) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                        2003           2002
                                                    ------------   ------------

Net income as previously reported                   $  2,772,406   $  2,376,296
Pro forma adjustment for effect of fair value
  accounting for stock options                           (26,161)       (33,737)
                                                    ------------   ------------

      PRO FORMA NET INCOME                          $  2,746,245   $  2,342,559
                                                    ============   ============

Basic earnings per share:
  As reported                                       $       2.15   $       1.76
                                                    ============   ============
  Pro forma                                         $       2.13   $       1.73
                                                    ============   ============
  Diluted earnings per share:
  As reported                                       $       2.07   $       1.70
                                                    ============   ============
  Pro forma                                         $       2.05   $       1.67
                                                    ============   ============


Earnings per share:

The Company reports earnings per shares (EPS) in accordance with SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires presentation of EPS assuming dilution (diluted EPS). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. ESOP shares that are unallocated and not yet committed to be released are excluded from the weighted average shares outstanding calculation (see Note 16).

Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income requires that certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and certain derivative instruments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-balance-sheet financial instruments:

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Derivative financial instruments designated as hedges:

As part of the Company's asset/liability management, the Company uses a swap agreement to hedge interest rate risk. The derivative used as part of the asset/liability management process is linked to specific assets and has a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. The derivative is designated as a cash flow hedge in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and No. 138. SFAS No. 133 establishes accounting and reporting standards for financial derivatives, including certain financial derivatives embedded in other contracts, and hedging activities. The standard requires the recognition of all financial derivatives as assets or liabilities in the Company's statement of financial condition at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a financial derivative is designated as a hedge and if so, the type of hedge.

In accordance with SFAS No. 133, the Company recognizes all derivatives on the statement of financial condition at fair value. Fair value is based on dealer quotes, or quoted prices from instruments with similar characteristics. The Company uses financial derivatives designated for hedging activities as cash flow hedges. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, until the hedge items is recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. The Company will discontinue hedge accounting prospectively when it determines that the derivative is no longer an effective hedge, the derivative expires or is sold, or management discontinues the derivative's hedge designation.

Reclassifications:

Certain amounts in the notes to the 2002 consolidated financial statements have been reclassified to conform to the presentation in the 2003 consolidated financial statements. These reclassifications did not effect previously reported net income or equity.

New accounting pronouncements:

In June 2001, Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses the accounting for legal obligations associated with the retirement of tangible long-lived assets. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation shall be recognized in the period in which the obligation is incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Bank's adoption of SFAS No. 143 will not have a material impact on the Company's financial position or results of operations.

In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. The Company's adoption of SFAS No. 145 did not have a material impact on the Company's financial position or results of operations.

In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company's adoption of SFAS No. 146 will not have a material impact on the Company's financial position or results of operations.

In October 2002, FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statement Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this statement amends FASB Statement No 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit card holder intangible assets. The provisions of this statement were effective on October 1, 2002. The Company's adoption of SFAS No. 147 did not have a material impact on the Company's financial position or results of operations.

In December 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No.
123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Company's adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations. The Company has elected to continue recognizing employee stock options under APB No. 25, as permitted by this statement. In addition, the disclosures in the Company's financial statements reflect the guidance provided by SFAS No. 148.

In November 2002, the FASB issued Interpretation No. 45 (FIN), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002, and adoption of disclosure requirements is effective for the Company in the current year. The adoption of FIN 45 did not have a material impact on the Company's financial position or results of operations.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective prospectively for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company believes that the adoption of SFAS No. 149 will not have a material impact on the Company's financial position or results of operations.

Note 2 - Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

                                                             March 31, 2003
                                       -----------------------------------------------------------
                                                         Gross           Gross
                                        Amortized      Unrealized      Unrealized
                                           Cost          Gains           Losses        Fair Value
                                       ------------   ------------    ------------    ------------

Securities Available for Sale
  Municipal bonds                      $ 16,026,025   $    834,723    $    (47,903)   $ 16,812,845
  Mortgage-backed securities              6,977,917        671,149              --       7,649,066
                                       ------------   ------------    ------------    ------------

                                       $ 23,003,942   $  1,505,872    $    (47,903)   $ 24,461,911
                                       ============   ============    ============    ============

Securities Held to Maturity
  Mortgage-backed securities           $  1,969,138   $      7,460    $    (18,473)   $  1,958,125
                                       ============   ============    ============    ============

                                                             March 31, 2002
                                       -----------------------------------------------------------
                                                          Gross          Gross
                                        Amortized      Unrealized      Unrealized
                                           Cost           Gains          Losses        Fair Value
                                       ------------   ------------    ------------    ------------

Securities Available for Sale
  Municipal bonds                      $ 12,496,149   $    192,546    $   (165,054)   $ 12,523,641
  Mortgage-backed                         9,034,491        261,162          (3,049)      9,292,604
                                       ------------   ------------    ------------    ------------

                                       $ 21,530,640   $    453,708    $   (168,103)   $ 21,816,245
                                       ============   ============    ============    ============

Securities Held to Maturity
  U.S. government and federal agency   $  1,432,279   $     50,130    $         --    $  1,482,409
  Mortgage-backed                           708,199          4,337         (20,662)        691,874
                                       ------------   ------------    ------------    ------------

                                       $  2,140,478   $     54,467    $    (20,662)   $  2,174,283
                                       ============   ============    ============    ============

For the years ended March 31, 2003 and 2002, proceeds from sales of securities available for sale amounted to approximately $-0- and $6,391,000, respectively. Gross realized gains amounted to approximately $-0- and $194,000, respectively. The tax provision applicable to these net realized gains amounted to approximately $-0- and $66,000, respectively.

The amortized cost and fair value of U.S. government, federal agency, and mortgage-backed securities by contractual maturity at March 31, 2003, are as follows:

                                            Held to Maturity           Available for Sale
                                       -------------------------   -------------------------
                                        Amortized                   Amortized
                                           Cost       Fair Value       Cost       Fair Value
                                       -----------   -----------   -----------   -----------
Amounts maturing in:
  One year or less                     $        --   $        --   $ 2,563,780   $ 2,519,912
  After one year through five years             --            --       962,640       964,108
  After five years through ten years            --            --       700,350       726,058
  After ten years                               --            --    11,799,255    12,602,767
                                       -----------   -----------   -----------   -----------

                                                --            --    16,026,025    16,812,845
Mortgage-backed securities               1,969,138     1,958,125     6,977,917     7,649,066
                                       -----------   -----------   -----------   -----------

                                       $ 1,969,138   $ 1,958,125   $23,003,942   $24,461,911
                                       ===========   ===========   ===========   ===========

Expected maturities will differ from contractual maturities because issues may have the right to call or prepay obligations with or without call or prepayment penalties.

At March 31, 2003 and 2002, securities with an amortized cost of $15,154,324 and $9,057,140, respectively, were pledged to secure the Company's performance of its obligations under repurchase agreements. Approximate market value of these securities was $15,929,462 and $9,150,571 at March 31, 2003 and 2002,
respectively. Securities with an amortized cost of 405,000 at March 31, 2003 and 2002, were pledged to secure public deposits for purposes required or permitted by law. The approximate market value of these securities was $417,971 and $396,742 at March 31, 2003 and 2002, respectively. Securities with an amortized cost of $7,533,315 and $9,615,767 at March 31, 2003 and 2002, respectively, were pledged as collateral for Federal Home Loan Bank advances. The approximate market value of these securities was $8,204,464 and $9,935,694 at March 31, 2003 and 2002, respectively.

Note 3 - Equity Securities

Equity securities carried at cost at March 31 consists of the following:

                                                        2003            2002
                                                    ------------    ------------

Federal Home Loan Bank stock                        $  5,726,200    $  5,375,400
FarmerMac stock                                            4,475           4,475
                                                    ------------    ------------

      EQUITY SECURITIES                             $  5,730,675    $  5,379,875
                                                    ============    ============

During 2002, the FHLB revised their capital structure from the issuance of one class of stock to two, B(1) and B(2) stock. B(1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale, and redemption based on the level of business activity the Company is doing with the FHLB. Class B(2) is not a required investment for institutions and is not restricted as to purchase and sale, but has the same redemption restrictions as class B(1). The Bank had $5,726,200 in B(1) stock and $-0- in B(2) stock at March 31, 2003.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank. The required investment in the common stock is based on a predetermined formula and is carried at cost on the consolidated statement of financial condition.

Note 4 - Loans Receivable

Loans receivable at March 31 consists of the following:

                                                      2003              2002
                                                  ------------      ------------

Real estate loans:
  Residential                                     $ 50,780,992      $ 62,680,034
  Commercial                                        68,125,421        52,495,723
  Agricultural                                      15,920,524        16,263,924
  Construction                                      46,836,132         9,869,760
Other loans:
  Commercial (nonreal estate)                       50,602,602        55,568,478
  Other consumer                                     7,843,541         7,924,176
  Home equity                                       19,924,033        24,831,875
  Agricultural operating                            12,999,558        12,288,953
                                                  ------------      ------------

    Total loans receivable                         273,032,803       241,922,923

Less:
  Loans in process                                  16,676,636         4,272,302
  Unearned loan fees and discounts                   1,137,285           692,008
  Allowance for loan losses                          3,414,262         2,562,757
                                                  ------------      ------------

    Loans receivable, net                         $251,804,620      $234,395,856
                                                  ============      ============

Total loans receivable consist of approximately $76,464,000 and $89,853,000 in one-to-four family residential real estate loans at March 31, 2003 and 2002, respectively.

At March 31, 2003, the contractual principal payments due on outstanding loans receivable are shown below. Actual payments may differ from expected payments because borrowers have the right to prepay loans, with or without prepayment penalties.

2004                                                                $ 90,030,023
2005                                                                  11,435,864
2006                                                                   7,911,973
2007                                                                  10,288,105
2008                                                                  11,428,077
Thereafter                                                           141,938,761
                                                                    ------------

                                                                    $273,032,803
                                                                    ============

The following summarizes the changes in the allowance for loan losses at March
31:

                                                        2003            2002
                                                    -----------     -----------

Allowance for loan losses, beginning of year        $ 2,562,757     $ 1,758,263
  Provision for loan losses                           1,033,068       1,063,920
  Charge offs, net                                     (181,563)       (259,426)
                                                    -----------     -----------

Allowance for loan losses, end of year              $ 3,414,262     $ 2,562,757
                                                    ===========     ===========

As of March 31, 2003 and 2002, loans on a nonaccrual status totaled approximately $1,251,284 and $591,000, respectively. The effect of not recognizing interest income on nonaccrual loans in accordance with the original terms totaled approximately $60,761 during 2003 and $38,000 during 2002. The following information at March 31 relates to the Bank's impaired loans which include troubled debt restructurings that meet the definition of impaired loans:

                                                               2003          2002
                                                           -----------   -----------

Impaired loans with a specific allowance                   $    51,009   $    76,237
Impaired loans with no specific allowance                    1,952,016       980,510
                                                           -----------   -----------

      TOTAL IMPAIRED LOANS                                 $ 2,003,025   $ 1,056,747
                                                           ===========   ===========

Total allowance related to impaired loans                  $   160,612   $    91,564
                                                           ===========   ===========

Average aggregate balance of impaired loans for the year   $ 1,612,762   $ 1,335,305
                                                           ===========   ===========

Interest income recognized on impaired loans for cash
  payments received                                        $   105,614   $    73,571
                                                           ===========   ===========

Outstanding commitments of the Bank to originate loans as of March 31, 2003, were as follows:

                                   Fixed Rate      Variable Rate        Total
                                   -----------      -----------      -----------

First mortgage loans               $35,621,430      $ 2,735,400      $38,356,830
Other loans                          2,848,600       17,814,975       20,663,575
                                   -----------      -----------      -----------

      OUTSTANDING LOAN
        COMMITMENTS                $38,470,030      $20,550,375      $59,020,405
                                   ===========      ===========      ===========

Interest rates on fixed rate loan commitments range from 4.75% to 8.37% and are committed through June 20, 2003. Fees received in connection with these outstanding loan commitments are deferred and will be recognized in income over the life of the related loan after funding of the loan. In addition, the Bank had commitments to fund outstanding credit lines of approximately $46,362,269 and commitments to fund credit card lines of approximately $4,744,378 at March 31, 2003. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

The Bank remains contingently liable for $149,161 of loans sold with recourse as of March 31, 2003.

Note 5 - Loan Servicing

Loans serviced for others (including contract collections) are not included in the consolidated statements of financial condition. The unpaid principal balances of these loans at March 31 are as follows:

                                                     2003               2002
                                                 ------------       ------------
Loan portfolios serviced for:
  FNMA                                           $ 11,750,776       $ 19,831,161
  FHLMC                                            97,914,259        111,983,887
  Others                                            5,859,923          6,424,985
                                                 ------------       ------------

                                                 $115,524,958       $138,240,033
                                                 ============       ============

The balance of capitalized mortgage servicing rights at March 31, 2003 and 2002, was $825,814 and $1,016,953, respectively. The fair value of mortgage servicing rights was determined using discount rates ranging from 10.00% to 10.30% and prepayment speeds ranging from 22.40% to 40.46% percent, depending upon the stratification of the specific mortgage servicing right.

The following summarizes mortgage servicing rights activity:

                                                       2003            2002
                                                   ------------    ------------

Mortgage servicing asset, beginning of year        $  1,016,953    $    866,489
  Capitalized                                           278,745         283,457
  Amortized                                            (163,594)       (132,993)
  Impairment writedown                                 (306,290)             --
                                                   ------------    ------------

Mortgage servicing asset, end of year              $    825,814    $  1,016,953
                                                   ============    ============

Note 6 - Premises and Equipment

Premises and equipment at March 31 consists of the following:

                                                      2003             2002
                                                  ------------     ------------

Land, buildings, and building improvements        $  6,034,275     $  5,665,838
Furniture, fixtures, and equipment                   5,129,533        4,853,422
Construction in progress                             1,718,972           65,784
                                                  ------------     ------------

                                                    12,882,780       10,585,044
Accumulated depreciation                            (5,672,740)      (5,078,274)
                                                  ------------     ------------

      Premises and equipment, net                 $  7,210,040     $  5,506,770
                                                  ============     ============

Depreciation expense for the years ended March 31, 2003 and 2002, amounted to $622,033 and $668,720, respectively.

Note 7 - Foreclosed Real Estate

Foreclosed real estate of $119,755 and $423,925 was included in other assets on the consolidated statement of financial condition at March 31, 2003 and 2002, respectively.

Note 8 - Deposits

Deposits and the related weighted-average interest rates at March 31 consist of the following:

                                                       2003             2002
                                                   ------------     ------------

Transaction accounts:
  NOW accounts (.15% and 0.27%)                    $ 62,480,204     $ 49,446,173
  Passbook accounts (.30% and 0.50%)                 15,534,815       13,919,906
  Money market accounts (1.30% and 1.57%)            24,237,997       21,068,571
                                                   ------------     ------------

    Total transaction accounts                      102,253,016       84,434,650
                                                   ------------     ------------

Certificates of deposit:
  0.00% to 1.99%                                     35,020,383       24,977,839
  2.00% to 2.99%                                     16,919,143       13,792,497
  3.00% to 3.99%                                     11,937,240        3,273,940
  4.00% to 4.99%                                     32,125,791       32,634,440
  5.00% to 5.99%                                     14,523,092       26,239,456
  6.00% to 6.99%                                      1,218,758       10,192,630
  7.00% to 7.99%                                        336,475          531,984
  8.00% to 8.99%                                          6,099           45,078
                                                   ------------     ------------

    Total certificates of deposit                   112,086,981      111,687,864
                                                   ------------     ------------

    TOTAL DEPOSITS                                 $214,339,997     $196,122,514
                                                   ============     ============

The scheduled maturities of certificates of deposit at March 31, 2003, are as follows:

Year ending March 31,
  2004                                                              $ 46,391,036
  2005                                                                19,783,624
  2006                                                                14,665,333
  2007                                                                18,157,743
  2008                                                                10,168,811
  Thereafter                                                           2,920,434
                                                                    ------------

    TOTAL CERTIFICATES OF DEPOSIT                                   $112,086,981
                                                                    ============

Interest expense on deposits consists of the following:

                                                        Year Ended March 31,
                                                    ----------------------------
                                                        2003            2002
                                                    ------------    ------------

NOW and money market                                $    474,748    $    706,420
Passbook savings                                          59,477         210,232
Certificates of deposit                                4,108,964       4,747,032
                                                    ------------    ------------

    INTEREST EXPENSE                                $  4,643,189    $  5,663,684
                                                    ============    ============

Certificates of deposit of $100,000 or more totaled approximately $47,235,657 and $44,160,000 at March 31, 2003 and 2002, respectively. Deposit balances in excess of $100,000 totaled approximately $68,288,772 and $54,041,000 at March 31, 2003 and 2002, respectively, are not insured by the Federal Deposit Insurance Corporation (FDIC).

Note 9 - Advances from FHLB and Other Borrowed Funds

Advances from FHLB had weighted average interest rates at March 31, 2003 and 2002, of 4.93% and 4.91%, respectively. Maturity dates of advances at March 31 were as follows:

                                                         2003           2002
                                                     ------------   ------------

Advances from FHLB due:
  Less that 1 year                                   $ 13,551,600   $ 14,090,000
  After one year through two years                     12,572,900     11,551,600
  After two years through three years                  16,111,000     12,572,900
  After three years through four years                 11,197,204     16,111,000
  After four years through five years                   5,000,000     11,947,204
  More than 5 years                                    23,383,524     13,449,739
                                                     ------------   ------------

                                                     $ 81,816,228   $ 79,722,443
                                                     ============   ============

The Bank has an unsecured operating line of credit with Wells Fargo for $10,000,000. There was no outstanding balance under the line of credit at March 31, 2003 and 2002. In addition, the Bank has an operating line of credit with Federal Home Loan Bank (FHLB) for up to 42% of total assets. The FHLB borrowings are collateralized by investment securities and residential real estate loans. Interest is charged at the market rate for federal funds purchased. There was $81,816,228 and $79,722,443 outstanding under the FHLB line of credit at March 31, 2003 and 2002, respectively.

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities underlying the agreements are presented in Note 2.

Information concerning securities sold under agreements to repurchase at March 31, 2003, is summarized as follows:

Average balance during the year                                     $10,740,160
                                                                    -----------

Average interest rate during the year                                      1.19%
                                                                    -----------

Maximum month-end balance during the year                           $13,535,131
                                                                    -----------

Note 10 - Income Taxes

The components of income tax expense are summarized as follows:

                                                      Year Ended March 31,
                                                 ------------------------------
                                                     2003              2002
                                                 ------------      ------------

Current tax expense                              $  1,342,011      $  1,375,182
Deferred tax benefit                                 (288,882)         (310,742)
                                                 ------------      ------------

    INCOME TAX EXPENSE                           $  1,053,129      $  1,064,440
                                                 ============      ============

Deferred tax liabilities and assets at March 31 consist of the following:

                                                        2003           2002
                                                    ------------   ------------

Deferred tax assets:
  Unearned loan fees                                $     14,636   $     21,000
  Allowance for loan losses                            1,386,384      1,235,000
  Deferred compensation                                  266,308        198,000
  Other                                                   99,451         53,000
                                                    ------------   ------------

      Total deferred tax assets                        1,766,779      1,507,000
                                                    ------------   ------------

Deferred tax liabilities:
  Federal Home Loan Bank stock dividends                (882,924)      (746,000)
  Loan loss reserves                                     (40,315)       (80,000)
  Mortgage servicing rights                             (322,645)      (397,000)
  Depreciation                                          (308,909)      (335,000)
  Unrealized gain on securities available for sale      (568,608)      (108,104)
  Unrealized gain on cash flow hedge                     (96,917)            --
  Other                                                       --        (25,896)
                                                    ------------   ------------

      Total deferred tax liabilities                  (2,220,318)    (1,692,000)
                                                    ------------   ------------

      NET DEFERRED INCOME TAX LIABILITY             $   (453,539)  $   (185,000)
                                                    ============   ============

At March 31, 2003 and 2002, an income tax receivable of $82,559 and $42,963, respectively, was included in other assets on the consolidated statement of financial condition.

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                  2003                        2002
                                        ------------------------    ------------------------
                                          Amount        Percent       Amount        Percent
                                        ----------    ----------    ----------    ----------

Income tax expense at statutory rates   $1,300,682          34.0    $1,169,850          34.0
Effect of permanent differences           (367,952)         (9.6)     (269,897)         (7.8)
Effect of state income taxes, net of
  federal benefit                          213,351           5.6       182,029           5.2
Other                                      (92,952)         (2.4)      (17,542)         (0.5)
                                        ----------    ----------    ----------    ----------

                                        $1,053,129          27.6    $1,064,440          30.9
                                        ==========    ==========    ==========    ==========

Note 11 - Equity

The Holding Company is not subject to capital adequacy requirements by its primary regulator, the Office of Thrift Supervision. The Bank, however, is subject to various regulatory capital requirements administered by the Washington Department of Financial Institutions (the Department) and the FDIC, (collectively referred to as the regulators). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 3, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table below (dollars in thousands):

                                                                                        To Be Well
                                                                Capital Adequacy     Capitalized Under
                                                                     Purposes        Prompt Corrective
                                                                -----------------    -----------------
                                            Actual               Actual               Actual
March 31, 2003                              Amount    Ratio      Amount     Rate      Amount     Rate
--------------                             -------   -------    -------   -------    -------   -------

Tier 1 capital (to average assets)         $27,562       8.4%   $13,127       4.0%   $16,409       5.0%
Tier 1 capital (to risk-weighted assets)    27,562      11.8%     9,313       4.0%    13,970       6.0%
Total capital (to risk-weighted assets)     30,485      13.1%    18,627       8.0%    23,284      10.0%

March 31, 2002
--------------

Tier 1 capital (to average assets)          26,360       8.8%    11,994       4.0%    14,992       5.0%
Tier 1 capital (to risk-weighted assets)    26,360      12.3%     8,589       4.0%    12,884       6.0%
Total capital (to risk-weighted assets)     28,923      13.5%    17,178       8.0%    21,473      10.0%

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank.

The payment of dividends to the Holding Company by its bank subsidiary is subject to various federal and state regulatory limitations. Under current guidelines, at March 31, 2003, the bank subsidiary could have declared approximately $7,200,000 of aggregate dividends in addition to amounts previously paid.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

The Corporation authorized a 5% stock repurchase plan, or 69,300 shares, on October 17, 2002. The Company's stock repurchase program intent is to enhance trading liquidity and stock value. The shares are purchased on the open market at market value through an authorized broker.

Note 12 - Related Party Transactions

The following schedule summarizes the activity in loans to directors and officers at March 31:

                                                     2003               2002
                                                 -----------        -----------

Balance, beginning of year                       $ 1,611,200        $ 1,277,130
  Additions                                          952,913          1,178,029
  Repayments and sales proceeds                   (1,194,034)          (843,959)
                                                 -----------        -----------
    BALANCE, END OF YEAR                         $ 1,370,079        $ 1,611,200
                                                 ===========        ===========

The Bank also accepts deposits from its executive officers, directors, and affiliated companies on substantially the same terms as unrelated persons. The aggregate amount of deposits from such related parties at March 31, 2003 and 2002, was $1,690,616 and $1,355,184, respectively.

Note 13 - Employee Benefit Plans

The Company has entered into a salary continuation agreements with certain employees. This program was funded by purchasing single premium life insurance contracts. The program provides for aggregate continued annual compensation for all participants totaling $143,500 for life on the insured and a guarantee period ranging from fifteen to twenty years for the beneficiaries. Participants vest ratably each plan year until retirement, termination, death, or disability. The Company is recording the salary obligation over the estimated remaining service lives of the participants. Expenses related to this program were approximately $202,469 and $134,000 for the years ended March 31, 2003 and 2002, respectively. At March 31, 2003 and 2002, an obligation of $696,234 and $493,765, respectively, was included in accrued expenses and other liabilities. During the year ended March 31, 2002, the Bank purchased certain additional policies on various members of' management and of the Board of Directors. Total purchase of this Bank-owned life insurance were approximately $4,920,000. At March 31, 2003 and 2002, cash value of life insurance of $7,272,489 and $6,849,783, respectively, was recorded. Net earnings on the life insurance contracts were $411,286 and $185,287 for the years ended March 31, 2003 and 2002, respectively.

The Company entered into three-year employment agreements with certain officers, which may be extended by the Board for an additional year at each anniversary date. The agreements provide for severance payments and other benefits in the event of termination without cause and termination of employment in connection with any change in control of the Company of up to 2.99 times the officer's average annual compensation during the preceding five years. The employment agreements provide for termination by the Company for cause at any time.

During 1995, the Bank established a profit sharing plan pursuant to Section 401
(k) of the Internal Revenue Code (Code) of 1986, as amended, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The plan was amended during 1998, whereby contributions by the Bank are discretionary. Approximately $112,500 and $113,000 were contributed by the Company to the plan for the years ended March 31, 2003 and 2002, respectively.

Note 14 - Employee Stock Ownership Plan

The Bank established for eligible employees an ESOP and related trust in connection with the stock conversion consummated on July 1, 1997. Eligible employees of the Bank as of June 30, 1997 and eligible employees of the Company and the Bank employed after such date who have been credited with at least 1,000 hours during a 12-month period will become participants. The ESOP borrowed $1,587,000 from the Holding Company in order to purchase 158,700 shares of common stock of the Holding Company. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of twenty-five years, as amended during fiscal 1999, and the collateral for the loan will be the unreleased, restricted common stock purchased by the ESOP. Contributions to the ESOP will be discretionary; however, the Bank intends to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirements of the debt. The stated interest rate for the loan is 8.5%.

The cost of shares acquired by the ESOP is considered unearned compensation and as such, is recorded as a reduction of the Company's stockholders' equity. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Shares are released based on the ratio of total ESOP loan payments made during the period to the remaining total payments due on the loan. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation in the year of allocation. Participants generally become 100% vested in their ESOP account after five years of credited service or if their service was terminated due to death, permanent disability or a change in control. Prior to the completion of four years of credited service, a participant who terminates employment for reasons other than death, disability, or change in control of the Company will not receive any benefit. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable upon death, retirement, disability, or separation from service. The contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

Compensation expense is recorded equal to the fair value of shares held by the ESOP which are deemed committed to be released. ESOP compensation expense was approximately $167,682 and $130,372 for the years ended March 31, 2003 and 2002, respectively. As of March 31, 2003, the Company has allocated 69,104 shares to participant accounts and has 89,596 unallocated shares. The Company has committed to release 2,085 shares of stock resulting in 87,511 unearned, restricted shares remaining to be released. The market value of unearned, restricted shares held by the ESOP trust was approximately $2,073,017 at March 31, 2003.

Note 15 - Stock Award Plans

Stock Option Plan:

On July 22, 1998, the shareholders of the Holding Company voted to approve the 1998 Stock Option Plan (the SOP) for employees, officers and directors of the Company. The SOP is administered by the Board of Directors. Under the SOP, a maximum of 198,375 shares were approved to be granted. Generally, the SOP provides that the terms under which options may be granted are to be determined by a Committee subject to certain requirements as follows: (1) the exercise price will not be less than 100% of the market price per share of the common stock of the Holding Company at the time stock option is granted, and (2) the option purchase price will be paid in full on the date of purchase. The SOP provides that options may be transferred only by will or by laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

Stock option transactions for the above described plan is summarized as follows:

                                                   2003                   2002
                                           --------------------   --------------------
                                                       Weighted-              Weighted-
                                                        Average                Average
                                                       Exercise               Exercise
                                            Shares       Price     Shares       Price
                                           --------    --------   --------    --------

Outstanding options at beginning of year    151,200    $  15.81    156,150    $  15.81
  Granted                                        --          --      7,000       15.82
  Exercised                                  (4,200)      15.81     (4,200)      15.81
  Forfeited                                      --          --     (7,750)      15.81
                                            -------               --------
Outstanding at end of year                  147,000    $  15.81    151,200    $  15.81
                                           ========    ========   ========    ========
Options exercisable at year end             111,720                 84,840
                                           ========               ========

Weighted-average fair value of options
  granted during the year                                         $   1.80
                                                                  ========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the fiscal 2002 grant:

Dividend yield                                                                8%
Expected volatility                                                          25%
Risk free interest rates                                                      5%
Expected option lives                                                    7 years

The following table presents information about the options as of March 31, 2003:

                            Options Outstanding            Options Exercisable
                    ----------------------------------    --------------------
                                 Weighted     Weighted
                                  Average      Average                Weighted
                                 Remaining    Exercise                 Average
Range of Exercise   Number of   Contractual   Price Per   Number of   Exercise
      Price           Shares       Life         Share       Shares      Price
-----------------   --------     --------     --------    --------    --------

$ 15.81              140,000         5.80     $  15.81     110,320    $  15.81
$ 15.82                7,000         8.00        15.82       1,400       15.82
                    --------     --------     --------    --------    --------

                     147,000     $   5.90     $  15.81     111,720    $  15.81
                    ========     ========     ========    ========    ========

Restricted stock:

During fiscal 1999, the shareholders of the Company approved the Management Recognition and Development Plan (MRDP). Under the MRDP, the Company is authorized to grant up to 79,350 shares of restricted stock to employees, officers and directors of the Company. During fiscal 1999, 79,350 shares of restricted stock was awarded to the deferred compensation plan. The fair market value at the date of award was $15.81 per share. These awards vest ratably over a five-year period. Deferred compensation resulting from these awards is amortized as a charge to expense over the five-year period; expense recognized by the Company was $236,361 for the years ending March 31, 2003 and 2002. The balance of deferred compensation is shown as a reduction of stockholders' equity.

Note 16 - Earnings Per Share

Information used to calculate earnings per share was as follows:

                                                               Year Ended March 31,
                                                             -----------------------
                                                                2003         2002
                                                             ----------   ----------

Net income                                                   $2,772,406   $2,376,296
                                                             ==========   ==========
Basic weighted-average number of common shares outstanding    1,287,967    1,351,705
Dilutive effect of potential common shares                       53,144       49,727
                                                             ----------   ----------

    DILUTED WEIGHTED-AVERAGE NUMBER OF
      SHARES OUTSTANDING                                      1,341,111    1,401,432
                                                             ==========   ==========

Net income per common share
  Basic                                                      $     2.15   $     1.76
                                                             ==========   ==========
  Diluted                                                    $     2.07   $     1.70
                                                             ==========   ==========

Note 17 - Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly. the aggregate fair value estimates presented do not reflect the underlying fair value of the Company.

Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented as follows.

                                                         2003                          2002
                                             ---------------------------   ---------------------------
                                               Carrying      Estimated       Carrying    Estimated Fair
                                                Amount       Fair Value       Amount         Value
                                             ------------   ------------   ------------   ------------
Financial Assets:
  Cash and cash equivalents                  $ 24,740,775   $ 24,740,775   $ 24,011,902   $ 24,011,902
  Investment securities available for sale     16,812,845     16,812,845     12,523,641     12,523,641
  Mortgage-backed securities:
    Held to maturity                            1,969,138      1,958,125      2,140,478      2,174,283
    Available for sale                          7,649,066      7,649,066      9,292,502      9,292,502
  Loans held for sale                           5,214,077      5,214,077      3,740,302      3,740,302
  Loans receivable                            251,804,620    254,236,534    234,395,856    234,983,698
  Equity securities                             5,730,675      5,730,675      5,379,875      5,379,875
  Cash surrender value of life
    insurance                                   7,272,489      7,272,489      6,849,783      6,849,783

Financial Liabilities:
  Deposits                                    203,189,041    215,730,362    196,122,514    196,495,000
  Advances from borrowers for
    taxes and insurance                         1,191,545      1,191,545      1,395,685      1,395,685
  FHLB advances                                81,816,228     86,380,819     79,722,443     83,313,235

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents:

The carrying amount of these items is a reasonable estimate of their fair value.

Investment securities and mortgaged-backed securities available for sale and held to maturity:

The fair value of investment securities is based on quoted market prices or dealer estimates. Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other mortgage-backed securities is based on dealer estimates.

Loans held for sale:

The fair value of loans held for sale are estimated by discounting the future cash flows at current rates.

Loans receivable:

For certain homogeneous categories of loans, such as fixed and variable rate residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

Cash surrender value of bank owned and other life insurance policies:

The carrying amount of these policies approximate their fair value.

Equity securities:

The fair value is based upon the redemption value of the stock which equates to its carrying value.

Deposits:

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

Advances to borrowers for taxes and insurance:

The fair value of advances to borrowers for taxes and insurance is the amount payable on demand at the reporting date.

Advances from FHLB:

The fair value of FHIB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Bank for debt with similar remaining maturities.

Off-balance sheet instruments:

The fair value of a loan commitment is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining length of the commitment period and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year end are significant to the Company's consolidated financial position.

Note 18 - Liquidation Account

At the time of the conversion, the Bank established a liquidation account in an amount equal to its equity as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Note 19 - Commitments and Contingencies

Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. The Company and the Bank are not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Company.

The Company rents branch and office space under various operating leases. Total rent expense recognized during the years ended March 31, 2003 and 2002, was $186,329 and $120,379, respectively. Future minimum rental payments under the operating lease agreements are:

Year Ending March 31,
  2004                                                                $  153,786
  2005                                                                   146,206
  2006                                                                    91,653
  2007                                                                    93,501
  Thereafter                                                             131,504
                                                                      ----------

                                                                      $  616,650
                                                                      ==========

The Company subleases portions of its branch facilities under noncancelable operating lease agreements. Total sublease income recognized during the years ended March 31, 2003 and 2002, was $107,577 and $95,450, respectively. Future minimum rental payments due to the Company under subleases are as follows:

Year Ending March 31,
  2004                                                                $   98,928
  2005                                                                    98,928
  2006                                                                    98,928
  2007                                                                    65,952
                                                                      ----------

                                                                      $  362,736
                                                                      ==========

The Company has committed to a $2.1 million contract for the construction of a new building and branch in Clarkston, Washington. During the year ended March 31, 2003, the Bank had capitalized $1,018,734 relating to this project. The construction project is expected to be completed within a twelve-month period.

Note 20 - Merger

On February 24, 2003, the Company signed a definitive agreement to effect a merger with Oregon Trail Financial Corporation, Baker, Oregon. The total consideration is approximately $75,000,000.

Note 21 - Derivative Financial Instrument Designated as Hedges

At March 31, 2003, the Company had a swap agreement to exchange monthly payments on a notional amount of $10 million. The swap agreement terminates May 29, 2004. Under this two-year agreement, the Company swapped a variable rate payment equal to Prime for a 6.32% fixed rate payment. Amounts to be paid or received on the interest rate swap will be included in earnings upon the receipt of interest payments on the underlying hedged loans. As of March 31, 2003, the Company had realized $151,348 in interest related to the swap. The fair value of the interest rate swap as of March 31, 2003, was $246,734. During the year ended March 31, 2003, the Company recorded a credit of $149,817, net of $96,917 tax, to other comprehensive income arising from the change in the value of the cash flow hedges.

Note 22 - Parent Company Financial Information

                               First Bank NW Corp.
                        Statements of Financial Condition

                                                         Year Ended March 31,
                                                     ---------------------------
                                                         2003           2002
                                                     ------------   ------------

Assets
  Cash and cash equivalents                          $     25,515   $    111,926
  Loan receivable from ESOP                               918,465        970,511
  Investment in subsidiaries                           28,724,289     26,613,992

  Other assets                                            396,442        118,360
                                                     ------------   ------------

      TOTAL ASSETS                                   $ 30,064,711   $ 27,814,789
                                                     ============   ============

Liabilities and Stockholders' Equity
  Other liabilities                                  $        609   $      2,105
  Stockholders' equity                                 30,064,102     27,812,684
                                                     ------------   ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 30,064,711   $ 27,814,789
                                                     ============   ============

                                     First Bank NW Corp.
                                    Statements of Income

                                                                     Year Ended March 31,
                                                                 ---------------------------
                                                                     2003           2002
                                                                 ------------   ------------

Interest income:
  Certificates and time deposit                                  $          2   $      5,355
  ESOP loan                                                            81,330         83,209
  Cash and cash equivalents                                             1,311          3,730
Other income:
  Equity in undistributed income of subsidiaries, net of taxes      2,940,300      2,471,824
                                                                 ------------   ------------

                                                                    3,022,943      2,564,118
                                                                 ------------   ------------

Other expense:
  Compensation, payroll taxes, and fringe benefits                    194,157         72,652
  Other expense                                                       164,990        176,967
                                                                 ------------   ------------

                                                                      359,147        249,619
                                                                 ------------   ------------

      Income before income tax expense                              2,663,796      2,314,499

Income tax benefit                                                    108,610         61,797
                                                                 ------------   ------------

      NET INCOME                                                 $  2,772,406   $  2,376,296
                                                                 ============   ============

                                        First Bank NW Corp.
                                     Statements of Cash Flows

                                                                           Year Ended March 31,
                                                                        --------------------------
                                                                            2003           2002
                                                                        -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $ 2,772,406    $ 2,376,296
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Equity in undistributed earnings of subsidiaries, net of taxes       (2,940,300)    (2,471,824)
    Amortization of deferred compensation                                   236,361        236,361
    Changes in assets and liabilities:
      Other assets                                                         (278,082)       (70,242)
      Liabilities                                                            (1,496)       (39,008)
                                                                        -----------    -----------
      Net cash provided (used) by operating activities                     (211,111)        31,583
                                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities of certificates of deposit                                          --        712,429
  Dividends received from subsidiaries                                    1,910,000      1,790,000
  Principal repayments on ESOP loan                                          52,046         50,168
                                                                        -----------    -----------
      Net cash provided by investing activities                           1,962,046      2,552,597
                                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Redemption of common stock                                             (1,149,685)    (1,937,824)
  Proceeds from the exercise of stock options                                66,402         66,402
  Cash dividends paid on common stock                                      (703,423)      (608,441)
  Cash dividends paid on unallocated ESOP Shares                            (50,640)       (46,780)
                                                                        -----------    -----------
      Net cash used by financing activities                              (1,837,346)    (2,526,643)
                                                                        -----------    -----------

      NET CHANGE IN CASH AND CASH EQUIVALENTS                               (86,411)        57,537

Cash and cash equivalents, beginning of year                                111,926         54,389
                                                                        -----------    -----------
Cash and cash equivalents, end of year                                  $    25,515    $   111,926
                                                                        ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
    Interest                                                            $        --    $        --
                                                                        ===========    ===========
    Income taxes                                                        $ 1,539,050    $ 1,294,530
                                                                        ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES
  ESOP shares released                                                  $   167,682    $   130,372
                                                                        ===========    ===========

  Unrealized gain (loss) on securities available for sale, net of tax   $   711,860    $  (426,825)
                                                                        ===========    ===========

  Unrealized gain on interest rate swap, net of tax                     $   149,817    $        --
                                                                        ===========    ===========