Form 10KSB, Exhibit 13
period 2004-03-31
FIRSTBANK NW CORP
filed 2004-06-18
CIK 1035513

Exhibit 13

                               2004 Annual Report



                       FirstBank NW Corp. and Subsidiaries


                      Management's Discussion and Analysis
                                       And
                        Consolidated Financial Statements



Management's Discussion and Analysis..................................... 2 - 14

Report of Independent Certified Public Accountants........................... 15

Financial Statements:
Consolidated Statements of Financial Condition.......................... 16 - 17
Consolidated Statements of Income............................................ 18
Consolidated Statements of Comprehensive Income.............................. 19
Consolidated Statements of Changes in Stockholders' Equity................... 20
Consolidated Statements of Cash Flows................................... 21 - 22
Summary of Accounting Policies.......................................... 23 - 31
Notes to Consolidated Financial Statements.............................. 32 - 59

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

         Management's discussion and analysis of financial condition and results of operations and other portions of this annual report contain certain "forward-looking statements" concerning the future operations of the Company. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in its Annual Report. The Bank has used "forward-looking statements" to describe future plans and strategies, including expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect the results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, the real estate market in Washington, Idaho and Oregon, the demand for mortgage loans, the Company's ability to successfully integrate the business of Oregon Trail, the realization of expected cost savings or accretion to earnings because of the acquisition of Oregon Trail, the ability of the Company to control costs and expenses, competition and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. The Company does not undertake to update any forward-looking statements.

         The profitability of the Company's operations depends primarily on its net interest income, its non-interest income (principally from mortgage banking activities) and its non-interest expense. Net interest income is the difference between the income the Company receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is a function of the Company's interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities. Non-interest income is comprised of income from mortgage banking activities, gain on the occasional sale of assets and miscellaneous fees and income. Mortgage banking generates income from the sale of mortgage loans and from servicing fees on loans serviced for others. The contribution of mortgage banking activities to the Company's results of operations is highly dependent on the demand for loans by borrowers and investors, and therefore the amount of gain on sale of loans may vary significantly from period to period as a result of changes in market interest rates and the local and national economy. The Company's profitability is also affected by the level of non-interest expense. Non-interest expenses include compensation and benefits, occupancy and maintenance expenses, deposit insurance premiums, data servicing expenses, advertising expenses, supplies and postage, and other operating costs. Additional expenses that were incurred in fiscal year 2004 include merger expenses related to the acquisition of Oregon Trail, establishing a new branch in Hayden, Idaho during the fourth quarter, data processing conversion to Windows 2000, a new Clarkston, Washington branch and branch refurbishment in Lewiston and Lewiston Orchards, Idaho. Additional expenses that will be incurred in fiscal year 2005 include consulting fees for the Sarbanes-Oxley Act of 2002's Section 404 compliance and certifications, including Federal Deposit Insurance Corporation Improvement Act ("FDICIA") certifications on management's assessments on internal controls, and conversion/deconversion costs for the core system. The Company's results of operations may be adversely affected during periods of reduced loan demand to the extent that non-interest expenses associated with mortgage banking activities are not reduced commensurate with the decrease in loan originations.

         On October 31, 2003, the Company completed the acquisition of Oregon Trail and its wholly-owned subsidiary, Pioneer Bank, a Federal Savings Bank, for approximately $36.5 million in cash and 1,480,064 shares of FirstBank common stock for consideration of the 3,108,657 shares of Oregon Trail common stock outstanding as of the completion date of the acquisition. Common stock increased $14,800 and additional paid in capital increased $33.2 million as a result of the issuance of common stock for the acquisition. Additional paid in capital increased by $4.6 million as a result of the purchase of the fair value of Oregon Trail's unexercised stock options as of the completion date of the acquisition.

         It has been the Company's strategic objective to utilize capital to support growth, and growth through acquisition was also a longer term strategy. Oregon Trail complements the Company's operations an business strategies. Oregon Trail was a potential acquisition candidate because of its market area that is geographically contiguous to the Company's existing market areas with no overlapping branches. Oregon Trail was also considered to be a potential candidate because of its stable deposit markets, sizable asset base, strong asset quality, and its community banking philosophy, which is shared by the Company. In addition, Oregon Trail and the Company have common backgrounds as converted thrift institutions, and the board of directors and management of the Company believed that a combination of the two companies would enhance the Company's competitiveness with a minimal impact on Oregon Trail's employees. The acquisition doubled the Company's asset size and the common stock outstanding. The Company is the surviving holding company with 100% ownership of the Bank, and the Bank is the surviving thrift subsidiary.


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


Operating Strategy

         The Company's primary goal has been to improve the Company's profitability while maintaining a sound capital position. To accomplish this goal, the Company has employed an operating strategy that includes: (1) originating for its portfolio residential mortgage loans, primarily with adjustable interest rates or with fixed interest rates, with terms of 15 years or less, secured by properties located in its primary market area; (2) enhancing net income and controlling interest rate risk by originating fixed-rate residential mortgage loans for sale in the secondary market, as market conditions permit, as a means of generating current income through the recognition of cash gains on loan sales and loan servicing fees; (3) increasing its average yield on interest-earning assets by originating for portfolio higher-yielding construction, commercial real estate, nonresidential commercial and agricultural real estate loans; and (4) controlling asset growth to a level sustainable by the Company's capital position. The Company has adopted a community banking strategy pursuant to which it will expand the products and services it offers within its primary market area in order to improve market share and increase the average yield of its interest-earning assets. Specifically, the Company intends to continue to expand its agricultural real estate and commercial real estate lending activities. The Company also intends to pursue the expansion of its non-mortgage lending activities by increasing its emphasis on originating agricultural operating loans and commercial business loans. These loans offer the Company the opportunity to achieve higher interest rates with shorter terms to maturity than residential mortgage loans but involve greater credit risk. The commercial banking segment of the Bank continues to strengthen its presence by adding experienced loan officers in the Boise, Coeur d'Alene and Spokane branches. There can be no assurances that the Company will be successful in its efforts to increase its originations of these types of loans. Management anticipates that the Company will incur significant other expenses as various programs and services, such as its commercial real estate and business lending operations, are expanded. These expenses could reduce earnings for a period of time while income from new programs and services increases to a level sufficient to cover the additional expenses.

Comparison of Financial Condition at March 31, 2003 and March 31, 2004

         Total assets increased $367.8 million, or 110.6%, from $332.4 million at March 31, 2003 to $700.2 million at March 31, 2004. On October, 31, 2003, assets increased by $371.1 million in connection with the acquisition of Oregon Trail. The Company also used $36.5 million in cash to purchase share of Oregon Trial common stock.

         Cash and cash equivalents increased to $38.4 million at March 31, 2004 from $24.7 million at March 31, 2003 as a result of a $62.9 million increase attributable to the cash in Oregon Trail at acquisition, as well as an increase in non-interest bearing deposits of $11.3 million, and decreases in federal funds sold of $14.7 million and interest bearing deposits of $45.8 million. Investment securities increased to $38.8 million at March 31, 2004 from $16.8 million at March 31, 2003. The $22.0 million increase in investment securities is due to a $14.0 million increase attributable to Oregon Trail, purchases of $10.6 million, sales of $3.0 million, and $400,000 net increase in amortization and market value changes. Mortgage-backed securities increased to $77.0 million at March 31, 2004 from $9.6 million at March 31, 2003. The $67.4 million increase in mortgage-backed securities is due to a $58.7 million increase attributable to Oregon Trail, purchases of $40.2 million, sales of $21.7 million, payments from maturities of $9.9 million, and $100,000 net increase in amortization and market value changes.

         Net loans receivable, excluding loans held for sale, increased from $251.8 million at March 31, 2003 to $459.1 million at March 31, 2004. This $207.3 million increase in net loans receivable is due to the purchase of $56.8 million in commercial loans, $22.4 million in agricultural loans, $200,000 in construction loans, $49.1 million in consumer loans, and $68.0 million in residential loans attributable to Oregon Trail, as well as increases in commercial loans of $20.7 million and construction loans of $12.7 million and decreases in agricultural loans of $8.3 million, residential loans of $6.3 million and consumer loans of $8.0 million. The mix of loans has changed reflecting the Company's community banking strategy. The acquisition of Oregon Trail resulted in increases in consumer and residential loans, however, the focus has been on commercial and construction lending. In real estate loans, residential mortgage loans increased from 18.6% in fiscal 2003 to 23.1% in fiscal 2004 of total loans, construction loans decreased from 17.2% to 13.9%, agricultural loans decreased from 5.8% to 3.8% and commercial real estate loans decreased from 25.0% to 24.9%. In non-real estate loans, home equity lines decreased from 7.3% to 5.0%, agricultural operating lines increased from 4.8% to 5.1%, commercial business loans decreased from 18.5% to 15.5% and other consumer loans increased from 2.9% to 8.8% between these periods. Loans held for sale increased to $5.3 million at March 31, 2004 from $5.2 million at March 31, 2003. Currently, the Bank is selling a majority of the residential mortgage loans it originates to generate current income and utilize funds for loans with higher yields. Accrued interest receivable increased to $3.3 million at March 31, 2004 from $1.9 million at March 31, 2003 due to a $1.6 million increase attributable to Oregon Trail.

         Equity securities, including FHLB stock, increased to $12.5 million at March 31, 2004 from $5.7 million at March 31, 2003 due to a $6.4 million increase attributable to Oregon Trail. Net premises and equipment increased to $18.3 million at March 31, 2004 from $7.2 million at March 31, 2003 due to a $8.4 million increase attributable to Oregon Trail, the $100,000 remodel and expansion of the Orchards branch in Lewiston, Idaho, the $1.7 million construction of the Clarkston, Washington building, the $0.7 million construction of the Hayden, Idaho branch, $100,000 in a Boise, Idaho loan production office, $1.1 million in other fixed asset purchases, and $1.0 million in depreciation. Cash surrender value of bank owned and other insurance policies increased to $22.2 million at March 31, 2004 from $7.3 million at March 31, 2003 due to a $14.3 million increase attributable to Oregon Trail. Mortgage servicing assets decreased to $710,000 at March 31, 2004 from $826,000 at March 31, 2003 primarily due to an impairment allowance of $121,000. Goodwill and other intangible assets increased to $21.0 million at March 31, 2004 due to the acquisition of Oregon Trail. Other assets, including income taxes receivable, increased to $3.6 million at March 31, 2004 from $1.3 million at March 31, 2003. Income taxes receivable increased $1.2 million due to stock option tax benefits of $800,000 and a $500,000 increase attributable to Oregon Trail.

         Total liabilities increased from $302.3 million at March 31, 2003 to $630.9 million at March 31, 2004. On October 31, 2003, liabilities increased by $314.0 million in connection with the acquisition of Oregon Trail. The additional growth in liabilities was due to deposit growth, which was part of management's focus in fiscal year 2004. Deposits and securities sold under agreements to repurchase increased $276.7 million from $214.3 million at March 31, 2003 to $491.0 million at March 31, 2004. This $276.7 million increase consists of $258.5 million in connection with the acquisition of Oregon Trail, increases in brokered certificates of deposits of $700,000, savings accounts of $5.3 million, non-interest bearing checking accounts of $4.2 million, interest bearing checking accounts of $11.6 million, and money market accounts of $5.2 million, and a decrease in certificate of deposit accounts of $8.8 million. Advances from borrowers for taxes and insurance decreased to $961,000 at March 31, 2004 from $1.2 million at March 31, 2003 due to a $29.9 million decrease in the servicing portfolio. FHLB advances increased to $132.1 million at March 31, 2004 from $81.8 million at March 31, 2003 due to a $51.0 million increase attributable to Oregon Trail and $400,000 net FHLB advances. Accrued expenses and other liabilities increased to $6.8 million at March 31, 2004 from $4.5 million at March 31, 2003 due to the addition of the deferred change of control liability payments of $1.3 million and other liabilities attributable to Oregon Trail.

Comparison of Operating Results for the Years Ended March 31, 2003 and 2004

         General. Net income increased $1.6 million, from $2.8 million ($2.15 per share - basic, $2.07 per share - diluted) for the year ended March 31, 2003 to $4.4 million ($2.26 per share - basic, $2.12 per share - diluted) for the year ended March 31, 2004. Net income attributable to the operations of Oregon Trail was $2.6 million.

         Net Interest Income. Net interest income increased $5.6 million, or 47.3%, from $11.9 million for the year ended March 31, 2003 to $17.5 million for the year ended March 31, 2004. Net interest income attributable to the purchase of Oregon Trail was $5.5 million. The remaining $100,000 increase is due to the combination of increased loan originations and loans receivable with declining yields and reduced rates on advances from FHLB and deposits. The yield on interest-earning assets decreased from 7.10% to 6.41% in fiscal years ended March 31, 2003 and 2004. The average balance on interest-earning assets increased from $296.9 million to $439.9 million in fiscal years ended March 31, 2003 and 2004. The yield on interest-bearing liabilities decreased from 3.06% to 2.31% in fiscal years ended March 31, 2003 and 2004, resulting from decreases in rates paid to deposit holders and advances from FHLB. The average balance on interest-earning liabilities increased from $284.4 million to $430.9 million in fiscal years ended March 31, 2003 and 2004. The Company's interest rate spread between the yield on interest-earning assets and the rate paid on interest-bearing liabilities increased from 4.03% for fiscal 2003 to 4.10% for fiscal 2004.

         Total interest income increased $6.8 million from $20.6 million for the year ended March 31, 2003 to $27.4 million for the year ended March 31, 2004. The $6.8 million increase in total interest income is due to $7.5 million total interest income attributable to the purchase of Oregon Trail and a $700,000 decrease in interest income on interest earning assets. Interest income on loans receivable increased $5.0 million or 12.9%, from $18.2 million for fiscal 2003 to $23.2 million for fiscal 2004. Total interest income on loans receivable attributable to the purchase of Oregon Trail was $5.6 million. The average balance on loans receivable and loans held for sale increased from $249.9 million to $343.2 million in fiscal years ended March 31, 2003 and 2004. The yield on loans receivable and loans held for sale decreased from 7.32% to 6.75% in fiscal years ended March 31, 2003 and 2004. Interest income on mortgage-backed securities increased $1.1 million from fiscal 2003 to fiscal 2004. The increase is due to interest income from mortgage-backed securities attributable to Oregon Trail of $1.4 million and additional income on the purchases of mortgage-backed securities. In December 2003, the Company engaged in a $25.0 million leveraged transaction, purchasing mortgage-backed securities funded by cash and short term FHLB advances. This generated net interest income, helping defray the costs of depository branches in Hayden, Idaho and Boise, Idaho. The average balance on mortgage-backed securities increased from $10.8 million to $35.9 million in fiscal years ended March 31, 2003 and 2004. The yield on mortgage-backed securities decreased from 6.73% to 5.16% in fiscal years ended March 31, 2003 and 2004. Interest income from investment securities increased to $1.2 million for the year ended March 31, 2004 from $0.7 million for the year ended March 31, 2003. Total interest income from investment securities attributable to the purchase of Oregon Trail at was $200,000.

         Interest expense increased by $1.2 million, from $8.7 million for the year ended March 31, 2003 to $9.9 million for the year ended March 31, 2004. Total interest expense attributable to the purchase of Oregon Trail was $2.0 million. Interest expense on deposits increased $738,000, or 16.3%, from fiscal 2003 to fiscal 2004. The average balance of deposits increased $127.7 million from $202.1 million for fiscal 2003 to $329.8 million for fiscal 2004. The average rate paid on deposits decreased from 2.64% to 1.85% for fiscal years ended March 31, 2003 and 2004. Interest expense on advances from FHLB and other borrowings increased $566,000 from $4.1 million in fiscal 2003 to $4.6 million in fiscal 2004. The average balance on advances from FHLB and other borrowings increased from $82.3 million for fiscal 2003 to $101.1 million for fiscal 2004. The average yield on advances from FHLB and other borrowings in fiscal year ended March 31, 2004 was 4.58% and 4.94% in fiscal year ended March 31, 2003. The net interest margin increased 1 basis point from 4.16% in fiscal 2003 to 4.17% in fiscal 2004.

         Provision for Loan Losses. The provision for loan losses is based upon management's ongoing review and evaluation of the loan portfolio and consideration of economic conditions, which may affect the ability of borrowers to repay their loans, on a monthly basis and by the Board of Directors on a regular basis. The following loan loss grading system assists management in determining the overall risk in the loan portfolio. Individual loans are reviewed periodically for classification into six categories, satisfactory, acceptable, special mention, substandard, doubtful, and loss, which are assigned a standard loan loss percent. The second element of the provision for loan losses is based on management's review and evaluation of the allowance for loan losses based on an analysis of historical trends, individual loans for which full collectibility may not be reasonably assured, estimated fair value of the underlying collateral, industry comparisons, unemployment rate in the Company's market, and inherent risks in the Bank's portfolio. As a result of this evaluation, the Company's provision for loan losses was $1.0 million for the year ended March 31, 2003 compared to $395,000 for the year ended March 31, 2004. The loan balance of mortgage loans in Oregon decreased $6.4 million from October 31, 2003 to March 31, 2004 and the loan balance of commercial loans in Oregon decreased $400,000 for the same period with several loans classified as substandard loans, which is at a substantially higher allowance risk rate, being paid. The Company's allowance for loan losses was $6.3 million or 1.29 % of total loans receivable, at March 31, 2004, compared to $3.4 million, or 1.25% of total loans receivable, at March 31, 2003. The allowance for loan losses increased 84.9% from the prior year. Net loan charge-offs increased from $182,000 during fiscal 2003 to $359,000 during fiscal 2004, 0.10% of average outstanding loans for the year. Non accrual loans increased to $2.9 million at March 31, 2004 from $1.3 million at March 31, 2003. The economic conditions of the Company's operating environment may cause future additions to non-accrual loans.

         Noninterest Income. The following table summarizes the components of non-interest income for the fiscal years ended March 31, 2004 and 2003.

                                                     2004               2003
                                                   --------           --------
                                                         (In Thousands)
     Gain on sale of loans                         $  2,189           $  2,434
     Gain on sale of securities, net                     --                 --
     Mortgage servicing fees                             77                184
     Service fees and charges                         3,043              1,913
     Commissions and other                              208                161
                                                   --------           --------
          Total non-interest income                $  5,517           $  4,692
                                                   ========           ========

Total non-interest income increased $824,000, or 17.6%, from fiscal 2003 to fiscal 2004. Total non-interest income attributable to Oregon Trail was $949,000. Gain on sale of loans decreased to $2.2 million for the year ended March 31, 2004 from $2.4 million for the year ended March 31, 2003. This $245,000, or 10.1%, decrease in the gain on sale of loans is due to the decrease in yield on loans sold. Proceeds from sale of loans increased from $148.8 million for the year ended March 31, 2003 to $155.1 million for the year ended March 31, 2004. Service fees and charges increased to $3.1 million for the year ended March 31, 2004 from $2.1 million for the year ended March 31, 2003. Total service fees and charges attributable to the purchase of Oregon Trail was $844,000. Commission and other income increased to $208,000 for the year ended March 31, 2004 from $161,000 for the year ended March 31, 2003.

         Non-interest Expense. Total non-interest expense increased $5.1 million, or 43.3%, from $11.7 million for the year ended March 31, 2003 to $16.8 million for the year ended March 31, 2004. Total non-interest expense attributable to the purchase of Oregon Trail was $3.4 million. Compensation and related benefits increased $3.0 million, or 43.0%, from fiscal 2003 to fiscal 2004. The increase in compensation and related benefits was a result of $2.0 million expense attributable to the purchase of Oregon Trail, annual compensation increases, and an increase in paid time off leave vacation accrual resulting from the acquisition. Occupancy expense increased to $2.1 million for the year ended March 31, 2004 from $1.3 million for the year ended March 31, 2003. The primary reason for the $817,000 increase in occupancy expense is due to $567,000 from the purchase of Oregon Trail and an increase in additional depreciation from the remodel and expansion of the Orchards branch in Lewiston, Idaho, construction of the Clarkston, Washington building, and construction of a new branch in Hayden, Idaho. Other non-interest expense increased to $4.6 million for the year ended March 31, 2004 from $3.4 million for the year ended March 31, 2003. This $1.2 million increase in other non-interest expense is due to $782,000 from the purchase of Oregon Trail and increases in data processing, postage, insurance, and merchant bank card.

         Income Taxes. Income tax expense increased from $1.1 million for the year ended March 31, 2003 to $1.5 million for the year ended March 31, 2004. The effective tax rates for the years ended March 31, 2004 and 2003 were 25.38% and 27.53%, respectively.

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

                                                                     Years Ended March 31,
                                --------------------------------------------------------------------------------------------------
                                             2004                             2003                              2002
                                -------------------------------  -------------------------------   -------------------------------
                                           Interest   Average               Interest   Average                Interest    Average
                                 Average      and      Yield/     Average      and      Yield/      Average      and       Yield/
                                 Balance   Dividends    Cost      Balance   Dividends    Cost       Balance   Dividends     Cost
                                ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------  ---------
                                                                      (Dollars in Thousands)
Interest-earning assets (1):
Loans receivable:
Mortgage loans receivable       $  74,416  $   5,065       6.81% $  55,975  $   4,160       7.43%  $  67,231  $   5,147       7.66%
Commercial loans receivable       150,557      9,274       6.20    109,559      7,361       6.77      87,022      6,658       7.74
Construction loans receivable      36,356      2,832       7.79     19,750      1,717       8.69       6,659        692      10.39
Consumer loans receivable          43,063      3,263       7.58     31,085      2,558       8.23      34,657      2,917       8.42
Agricultural loans receivable      37,547      2,334       6.22     30,894      2,077       6.72      27,748      2,238       8.07
Unearned loan fees and
  discounts and allowance
  for loan losses                  (6,350)        --         --     (3,814)        --         --      (2,659)        --         --
                                ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------  ---------
Loans receivable, net             335,589     22,768       6.80    243,449     17,873       7.37     220,658     17,652       8.03
Loans held for sale                 7,584        399       5.26      6,483        360       5.55       4,195        268       6.39
Mortgage-backed securities         35,869      1,850       5.16     10,832        729       6.73      14,036        927       6.60
Investment securities              24,840      1,161       6.51     14,554        692       6.62      12,448        611       6.84
Other earning assets               36,000      1,237       4.20     21,540        921       5.03      17,886        789       4.89
                                ---------  ---------             ---------  ---------              ---------  ---------
Total interest-earning assets     439,882     27,415       6.41    296,858     20,575       7.10     269,223     20,247       7.67
                                           ---------                        ---------                         ---------
Non-interest-earning assets        44,684                           21,880                            19,110
                                ---------                        ---------                         ---------
Total assets                    $ 484,566                        $ 318,738                         $ 288,333
                                =========                        =========                         =========

Interest-earning liabilities:
Passbook, NOW and money
   market accounts                137,025        892       0.65  $  67,522        534       0.79   $  53,960        916       1.70
Certificates of deposit           149,626      4,410       2.95    108,406      4,109       3.79      98,701      4,747       4.81
                                ---------  ---------             ---------  ---------              ---------  ---------
Total deposits                    286,651      5,302       1.85    175,928      4,643       2.64     152,661      5,663       3.71
Advances from FHLB and
  other                           101,106      4,632       4.58     82,292      4,067       4.94      83,395      4,328       5.19
                                ---------  ---------             ---------  ---------              ---------  ---------
Total interest-bearing
    liabilities                   387,757      9,934       2.56    258,220      8,710       3.37     236,056      9,991       4.23
                                           ---------                        ---------                         ---------
Total non-interest-bearing
      deposits                     43,107                  0.00     26,140                  0.00      19,752                  0.00
Non-interest-bearing
    liabilities                     6,638                  2.31      5,169                  3.06       4,467                  3.91
                                ---------                        ---------                         ---------
Total liabilities                 437,502                          289,529                           260,275
Total stockholders' equity         47,064                           29,209                            28,058
                                ---------                        ---------                         ---------

Total liabilities and
   total stockholders' equity   $ 484,566                        $ 318,738                         $ 288,333
                                =========                        =========                         =========

Net interest income                        $  17,481                        $  11,865                         $  10,256
                                           =========                        =========                         =========
Interest rate spread                                       4.10%                            4.03%                             3.76%
                                                      =========                        =========                         =========
Net interest margin                             4.17%                            4.16%                             3.96%
                                           =========                        =========                         =========
Ratio of average interest-
   earning assets to average
   interest- bearing liabilities              102.09%                          104.40%                           105.24%
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

                                           Year Ended March 31, 2004                         Year Ended March 31, 2003
                                             Compared to Year Ended                            Compared to Year Ended
                                                  March 31, 2003                                   March 31, 2002
                                 -----------------------------------------------   ------------------------------------------------
                                           Increase (Decrease) Due to                        Increase (Decrease) Due to
                                 -----------------------------------------------   ------------------------------------------------
                                                           Rate/                                 Rate/
                                   Rate        Volume      Volume         Net        Rate        Volume       Volume         Net
                                 ---------    ---------   ---------    ---------   ---------    ---------    ---------    ---------
                                                                          (In Thousands)
Interest-earning assets:
Loans receivable (1)             $  (1,356)   $   6,765   $    (513)   $   4,895   $  (1,452)   $   1,823    $    (150)   $     221
Loans held for sale                    (19)          61          (3)          39         (35)         146          (19)          92
Mortgage-backed securities            (170)       1,685        (394)       1,121          18         (212)          (4)        (198)
Investment securities                  (12)         489          (8)         469         (19)         103           (3)          81
Other earning assets                  (181)         618        (122)         316         (24)         161           (5)         132
                                 ---------    ---------   ---------    ---------   ---------    ---------    ---------    ---------

Total net change in income
 on interest-earning assets         (1,738)       9,618      (1,040)       6,840      (1,512)       2,021         (181)         328
                                 ---------    ---------   ---------    ---------   ---------    ---------    ---------    ---------

Interest-bearing liabilities:
 Passbook, NOW and money
   market accounts                     (94)         550         (97)         358        (489)         230         (123)        (382)
Certificates of deposit               (914)       1,562        (348)         301      (1,006)         467          (99)        (638)
FHLB advances and other               (297)         930         (68)         565        (206)         (57)           3         (260)
                                 ---------    ---------   ---------    ---------   ---------    ---------    ---------    ---------

Total net change in expense
 on interest-bearing liabilities    (1,305)       3,042        (513)       1,224      (1,701)         640         (219)      (1,280)
                                 ---------    ---------   ---------    ---------   ---------    ---------    ---------    ---------

Net increase (decrease) in net
  interest income                $    (433)   $   6,576   $    (527)   $   5,616   $     189    $   1,381    $      38    $   1,608
                                 =========    =========   =========    =========   =========    =========    =========    =========

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

         The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's balance sheet as well as for off-balance-sheet derivative financial instruments, if any. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and 100 or 200 bp downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. Based on the asset sensitivity of the balance sheet at March 31, 2004, the Bank is expecting to be well positioned to benefit from rising and declining rates. If rates were to sustain an 200 bp increase, net interest income would be expected to rise by 1.57%, all else being equal. If rates were to sustain an 100 bp decrease, net interest income would be expected to decline by 1.59%, all else being equal. The following reflects the Company's NII sensitivity analysis as of March 31, 2004 and 2003 as compared to the 10.00% Board approved policy limit.

    March 31, 2004:            -100 BP               Flat               +200 BP
                              --------             --------            --------
                                            (Dollars in Thousands)

    Year 1 NII                $ 25,187             $ 25,593            $ 25,995
    NII $ Change                  (406)                  --                 402
    NII % Change                 -1.59%                  --                1.57%


    March 31, 2003:            -100 BP               Flat               +200 BP
                              --------             --------            --------
                                            (Dollars in Thousands)

    Year 1 NII                $ 11,376             $ 11,856            $ 12,656
    NII $ Change                  (480)                  --                 800
    NII % Change                 -4.05%                  --                6.75%

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

Off-Balance Sheet Arrangements and Contractual Obligations

Contractual obligations at March 31, 2004 consist of the following:

                                                               One Year to   Three Years
                                                  Less than     Less than    to Less than  Five Years
(Dollars in Thousands)                Total       One Year     Three Years    Five Years   and Greater
                                   -----------   -----------   -----------   -----------   -----------
Maturities of advances from FHLB   $   132,056   $    36,641   $    34,105   $    11,433   $    49,877
Operating leases future minimum
  rental payments                  $       718   $       176   $       332   $       180   $        30


Other commitments at March 31, 2004 consist of the following:

                                                               One Year to   Three Years
                                                  Less than     Less than    to Less than  Five Years
(Dollars in Thousands)                Total       One Year     Three Years    Five Years   and Greater
                                   -----------   -----------   -----------   -----------   -----------

Loan commitments                   $    84,432   $    78,908   $     1,151   $       596   $     3,777
Credit card line commitments       $    11,706   $    11,706   $        --   $        --   $        --
Lines of credit                    $    74,001   $    38,535   $    13,505   $     2,808   $    19,153
Standby letters of credit          $     3,906   $     3,107   $       694   $       105   $        --
Loans in progress                  $    24,065   $    24,065   $        --   $        --   $        --
Forward contracts on residential
  sold loans                       $       147   $       147   $        --   $        --   $        --

The Company has signed several contracts with vendors for its data processing operations. The terms of the contracts expire in one year or less. The annual fees are paid at the beginning of the terms or paid monthly based upon usage, transactions, or number of customers. The data processing, automated teller machine, merchant bank card, and Visa credit card expense, which include these contracts, was $1.4 million for the year ended March 31, 2004. In addition, the Company has a $261,000 contract with Wausau Financial Systems for the proof and imaging system.

The Company has $3.9 million of performance standby letters of credit at March 31, 2004. The Company records fee income in accordance with Financial Accounting Standards Board ("FASB") No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," accordingly, a liability related to these guarantees has not been recorded in accordance with Financial Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others."

Liquidity and Capital Resources

         The primary function of asset/liability management is to ensure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and liabilities. Management actively analyzes and manages the Company's liquidity position. The objective of liquidity management is to ensure the availability of sufficient cash flows to support loan growth and deposit withdrawals, to satisfy financial commitments, and to take advantage of investment opportunities.

         The Company's primary recurring sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from sales of loans, maturing securities, FHLB advances, and borrowings from the Portland Branch Office of the Federal Reserve Bank of San Francisco. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. See the Company's Consolidated Statement of Cash Flows to assist in analyzing our liquidity position.

         The primary investing activity of the Company is the origination of loans. During the year ended March 31, 2004, the Company originated loans based upon new production in the amount of $353.4 million. The Company maintains a laddered maturity of securities that provides prepayments and payments at maturity and a portfolio of available-for-sale securities that could be converted to cash quickly. Proceeds from maturity of securities provided $9.9 million and $2.1 million for the year ended March 31, 2004 and 2003, respectively. Proceeds from the sale of loans provided $155.1 million for the year ended March 31, 2004 and $148.8 million for the year ended March 31, 2003.

         For the year ended March 31, 2004, proceeds from maturities and sale of securities were $34.6 million and purchase of securities were $50.8 million. The proceeds from maturities and sale of securities were used to purchase securities. In December 2003, the Company engaged in a $25.0 million leveraged transaction, purchasing mortgage-backed securities funded by cash and short term FHLB advances. This generated net interest income, helping defray the costs of depository branches in Hayden, Idaho and Boise, Idaho. Mortgage-backed and investment securities of $26.1 million were purchased to minimize extension risk by shortening the maturity dates of securities given the current interest rate environment.

         In connection with the acquisition of Oregon Trail, the Company issued
1.48 million shares of common stock and approximately $36.5 million in cash. The Company had a $42.5 million bridge loan available to provide for the $36.5 million in cash to purchase shares of Oregon Trail common stock. The Company used $36.5 million of the bridge loan from an independent party for four days. The merger was completed after the close of business on October 31, 2003.

         The primary financing activities of the Company are customer deposits, brokered deposits, and advances from the FHLB. As indicated on the Company's Consolidated Statement of Cash Flows, deposits provided $18.7 million for the year ended March 31, 2004, which consisted of a $17.9 million increase in branch deposits and $800,000 increase in brokered deposits. In addition, the Company maintains a credit facility with the FHLB-Seattle, which provides for immediately available advances. FHLB advances totaled $132.1 million at March 31, 2004 and $81.8 million at March 31, 2003. The Company also maintains additional credit facilities with US Bank with available funds totaling $22.0 million and the Federal Reserve Bank of San Francisco. The Company did not have any amounts outstanding under these facilities as of March 31, 2004 and 2003. The Bank also has used other sources of funding when the need arises including brokered CDs (up to 15% of assets under current Board policy) and the national CD markets. Cash provided by advances from FHLB and other borrowing facilities was $165.1 million for the year ended March 31, 2004 and $120.1 million for the year ended March 31, 2003. Cash used for payments on these advances was $165.4 million for the year ended March 31, 2004 and $118.0 million for the year ended March 31, 2003.

         At March 31, 2004, the Company held cash and cash equivalents of $38.4 million, or 5.5% of total assets. In addition, at that date $73.2 million of the Company's investment securities were classified as available for sale.

         The Company has commitments that have a future impact on the Company's liquidity position. Because some commitments are expected to expire without being drawn upon, the total commitment amounts do not represent future cash requirements. At March 31, 2004, the Company had loan commitments totaling $84.5 million, undisbursed lines of credit totaling $77.9 million, and undisbursed loans in process totaling $24.1 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2004 totaled $104.0 million. Historically, the Company has been able to retain a significant amount of its deposits as they mature. In addition, management believes that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

         The Bank is required to maintain specific amounts of capital pursuant to Federal Deposit Insurance Corporation and State of Washington requirements. As of March 31, 2004, the Bank was in compliance with all regulatory capital requirements effective as of that date with Tier 1 Capital to average assets, Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets of 6.5%, 9.2% and 10.5%, respectively. For a detailed discussion of regulatory capital requirements, see "Regulation - State Regulation and Supervision" and "--Capital Requirements."

Impact of New Accounting Standards

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This Interpretation provides guidance with respect to the identification of variable interest entities and when the assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company's consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in cases where the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, or in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity's activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. Due to significant implementation concerns, the FASB modified the wording of FIN 46 and issued FIN 46R in December 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than special purpose entities ("SPEs") until financial statements are issued for periods ending after March 15, 2004. As of March 31, 2004, FirstBank NW Corp has adopted FIN 46R. Adoption of FIN 46 and FIN 46R did not have a material effect on FirstBank NW Corp's consolidated financial position or consolidated results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of SFAS No. 150 has not had a significant effect on FirstBank NW Corp's consolidated financial position or consolidated results of operations.

On December 11, 2003, the Securities and Exchange Commission ("SEC") Staff announced its intention to release a Staff Accounting Bulletin in order to clarify existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments, subject to Derivative Implementation Group Issue C-13, "When a Loan Commitment is included in the Scope of Statement 133." The new guidance is expected to require all registrants to begin accounting for these commitments subject to SFAS No. 133 as written options that would be reported as liabilities until they are exercised or expire. The provisions of this interim guidance are expected to be effective for loan commitments entered into after March 31, 2004. Management intends to adopt the provisions of this guidance effective April 1, 2004 and does not anticipate that the adoption will have a materially adverse effect on either FirstBank NW Corp's consolidated financial position or consolidated results of operations.

In December 2003, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations. The SOP does not apply to loans originated by FirstBank NW Corp. FirstBank NW Corp. intends to adopt the provisions of SOP 03-3 effective March 31, 2005, and does not expect the initial implementation to have a significant effect on its consolidated financial position or consolidated results of operations.

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

Financial Statements
--------------------


INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
FirstBank NW Corp. and Subsidiaries
Clarkston, Washington

We have audited the accompanying consolidated statement of financial condition of FirstBank NW Corp. and Subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBank NW Corp. and subsidiaries as of March 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Moss Adams LLP
Spokane, Washington
April 23, 2004

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
================================================================================

                                     ASSETS

                                                                          March 31,
                                                                 ---------------------------
                                                                     2004           2003
                                                                 ------------   ------------
Cash and cash equivalents:
   Noninterest-bearing cash deposits                             $ 22,328,617   $  9,378,650
   Interest-bearing cash deposits                                  16,066,608        643,154
   Federal funds sold                                                   1,524     14,718,971
                                                                 ------------   ------------

      Total cash and cash equivalents                              38,396,749     24,740,775

Investment securities:
   Held to maturity, fair value of $20,035,838 and $0              19,671,109             --
   Available for sale                                              19,115,839     16,812,845
Mortgage-backed securities:
   Held to maturity, fair value of $23,222,479 and $1,958,125      22,899,093      1,969,138
   Available for sale                                              54,128,305      7,649,066
Loans held for sale                                                 5,253,377      5,214,077
Loans receivable, net of allowance for loan losses of
   $6,313,745 in 2004 and $3,414,262 in 2003                      459,114,307    251,804,620
Accrued interest receivable                                         3,348,959      1,882,060
Equity securities, at cost                                         12,505,575      5,730,675
Premises and equipment, net                                        18,274,192      7,210,040
Bank-owned and cash surrender value of life insurance policies     22,192,305      7,272,489
Mortgage servicing rights                                             710,258        825,814
Goodwill and other intangible assets                               21,049,999             --
Deferred income taxes                                                 222,136             --
Other assets                                                        3,349,848      1,286,400
                                                                 ------------   ------------



         TOTAL ASSETS                                            $700,232,051   $332,397,999
                                                                 ============   ============

See accompanying notes.

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
================================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                            March 31,
                                                                 ------------------------------
                                                                      2004             2003
                                                                 -------------    -------------
LIABILITIES
   Deposits                                                      $ 480,547,937    $ 203,189,041
   Securities sold under agreements to repurchase                   10,486,701       11,150,956
   Advances from borrowers for taxes and insurance                     960,648        1,191,545
   Advances from Federal Home Loan Bank                            132,055,692       81,816,228
   Deferred income taxes                                                    --          453,539
   Accrued expense and other liabilities                             6,848,792        4,532,586
                                                                 -------------    -------------

         TOTAL LIABILITIES                                         630,899,770      302,333,895
                                                                 -------------    -------------

STOCKHOLDERS' EQUITY
   Common stock, $0.01 par value, 5,000,000 shares authorized,
      2,940,047 and 1,380,992 shares issued, 2,860,898 and
      1,278,531 shares outstanding                                      29,400           13,810
   Additional paid-in capital                                       45,538,508        9,842,120
   Unearned ESOP shares                                               (802,360)        (884,020)
   Deferred compensation                                                    --         (156,659)
   Retained earnings, substantially restricted                      23,275,834       20,213,669
   Accumulated other comprehensive income                            1,290,899        1,035,184
                                                                 -------------    -------------

         TOTAL STOCKHOLDERS' EQUITY                                 69,332,281       30,064,104
                                                                 -------------    -------------

         TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY                                               $ 700,232,051    $ 332,397,999
                                                                 =============    =============

See accompanying notes.

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
================================================================================

                                                                    Year Ended March 31,
                                                               ----------------------------
                                                                   2004            2003
                                                               ------------    ------------
Interest income:
   Loans receivable                                            $ 23,167,140    $ 18,232,984
   Mortgage-backed securities                                     1,849,516         729,474
   Investment securities                                          1,161,565         691,624
   Other interest earning assets                                  1,236,756         921,035
                                                               ------------    ------------

         Total interest income                                   27,414,977      20,575,117
                                                               ------------    ------------

Interest expense:
Deposits                                                          5,252,963       4,515,090
Advances from Federal Home Loan Bank and other borrowings         4,632,940       4,067,310
Securities sold under agreements to repurchase                       48,275         128,099
                                                               ------------    ------------

         Total interest expense                                   9,934,178       8,710,499
                                                               ------------    ------------

         Net interest income                                     17,480,799      11,864,618

Provision for loan losses                                          (395,144)     (1,033,068)
                                                               ------------    ------------

         Net interest income after provision for loan losses     17,085,655      10,831,550
                                                               ------------    ------------

Noninterest income:
   Gain on sale of loans                                          2,188,678       2,434,387
   Service fees and charges                                       3,119,879       2,097,335
   Commissions and other                                            207,995         161,067
                                                               ------------    ------------

         Total noninterest income                                 5,516,552       4,692,789
                                                               ------------    ------------

Noninterest expenses:
   Compensation and related benefits                             10,095,151       7,056,566
   Occupancy                                                      2,076,835       1,259,685
   Supplies and postage                                             680,561         385,211
   Data and automated teller machine processing                     779,962         561,449
   Professional fees                                                283,467         232,973
   Advertising                                                      506,225         308,828
   Travel and meals                                                 153,754         135,281
   Impairment of mortgage servicing rights                          120,623         306,290
   Debit and credit card expense                                    680,928         485,475
   Telephone                                                        293,728         191,895
   Insurance                                                        232,331         160,288
   Bank service charges                                             170,045         111,763
   Charitable contributions                                          91,806          72,530
   Organizational dues                                               74,803          57,714
   Loan expense                                                     103,483          90,341
   Operations of investment in real estate                          107,195          13,303
   Other                                                            310,919         269,212
                                                               ------------    ------------

         Total noninterest expense                               16,761,816      11,698,804
                                                               ------------    ------------

         Income before income tax expense                         5,840,391       3,825,535

Income tax expense                                                1,482,400       1,053,129
                                                               ------------    ------------

         NET INCOME                                            $  4,357,991    $  2,772,406
                                                               ============    ============

Basic earnings per share                                       $       2.26    $       2.15
                                                               ============    ============

Diluted earnings per share                                     $       2.12    $       2.07
                                                               ============    ============

Weighted average common shares outstanding - basic                1,925,804       1,287,967
                                                               ============    ============

Weighted average common shares outstanding - diluted              2,055,635       1,341,111

See accompanying notes.

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
================================================================================

                                                             Year Ended March 31,
                                                        ----------------------------
                                                            2004            2003
                                                        ------------    ------------
Net income                                              $  4,357,991    $  2,772,406
                                                        ------------    ------------

Other comprehensive income (loss):
   Net change in unrealized gain (loss) on securities
      available for sale                                     621,998       1,172,364
   Less deferred income tax (benefit) provision             (239,638)       (460,504)
   Net change in unrealized gain on cash flow hedge         (208,570)        246,734
   Less deferred income tax benefit                           81,927         (96,917)
                                                        ------------    ------------

         Net other comprehensive income (loss)               255,717         861,677
                                                        ------------    ------------

         COMPREHENSIVE INCOME                           $  4,613,708    $  3,634,083
                                                        ============    ============

See accompanying notes.

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================


                                     Common Stock             Additional                                  Retained Earnings,
                             ----------------------------      Paid-In       Unearned ESOP     Deferred     Substantially
                                Shares          Amount         Capital          Shares       Compensation     Restricted
                             ------------    ------------    ------------    ------------    ------------    ------------
Balance, March 31, 2002         1,440,072    $     14,400    $ 10,842,691    $   (969,580)   $   (393,020)   $ 18,144,686

   Repurchase of common stock     (63,280)           (632)     (1,149,053)             --              --              --
   Amortization of deferred
      compensation                     --              --              --              --         236,361              --
   Dividends paid                      --              --              --              --              --        (703,423)
   Net change in unrealized
      gain on securities
      available for sale,
      net of tax                       --              --              --              --              --              --
   Net change in unrealized
      gain on cash flow
      hedge, net of tax                --              --              --              --              --              --
   ESOP shares released                --              --          82,122          85,560              --              --
   Stock issued from the
      exercise of
      stock option                  4,200              42          66,360              --              --              --
   Net income                          --              --              --              --              --       2,772,406
                             ------------    ------------    ------------    ------------    ------------    ------------

Balance, March 31, 2003         1,380,992          13,810       9,842,120        (884,020)       (156,659)     20,213,669

   Repurchase of common stock    (167,982)         (1,680)     (5,121,429)
   Amortization of deferred
      compensation                                                                                156,659
   Dividends paid                                                                                              (1,295,826)
   Net change in unrealized
      gain on securities
      available for sale,
      net of tax
   Net change in unrealized
      gain on cash flow
      hedge, net of tax
   ESOP shares released                                           138,717          81,660
   Stock issued from the
      exercise of
      stock option                246,973           2,470       2,810,846
   Stock issued in
      acquisition               1,480,064          14,800      33,212,637
   Stock options issued
      in acquisition                                            4,563,100
   Tax benefit of stock
      options exercised                                            92,517
   Net income                          --              --              --              --              --       4,357,991
                             ------------    ------------    ------------    ------------    ------------    ------------

Balance, March 31, 2004         2,940,047    $     29,400    $ 45,538,508    $   (802,360)   $         --    $ 23,275,834
                             ============    ============    ============    ============    ============    ============

                                            Accumulated
                                               Other          Total
                                           Comprehensive   Stockholders'
                                           Income (Loss)      Equity
                                           ------------    ------------

Balance, March 31, 2002                    $    173,507    $ 27,812,684

   Repurchase of common stock                        --      (1,149,685)
   Amortization of deferred
      compensation                                   --         236,361
   Dividends paid                                    --        (703,423)
   Net change in unrealized
      gain on securities
      available for sale,
      net of tax                                711,860         711,860
   Net change in unrealized
      gain on cash flow
      hedge, net of tax                         149,817         149,817
   ESOP shares released                              --         167,682
   Stock issued from the
      exercise of
      stock option                                   --          66,402
   Net income                                        --       2,772,406
                                           ------------    ------------

Balance, March 31, 2003                       1,035,184      30,064,104

   Repurchase of common stock                                (5,123,109)
   Amortization of deferred
      compensation                                              156,659
   Dividends paid                                            (1,295,826)
   Net change in unrealized
      gain on securities
      available for sale,
      net of tax                                382,358         382,358
   Net change in unrealized
      gain on cash flow
      hedge, net of tax                        (126,643)       (126,643)
   ESOP shares released                                         220,377
   Stock issued from the
      exercise of
      stock option                                            2,813,316
   Stock issued in
      acquisition                                            33,227,437
   Stock options issued
      in acquisition                                          4,563,100
   Tax benefit of stock
      options exercised                                          92,517
   Net income                                        --       4,357,991
                                           ------------    ------------

Balance, March 31, 2004                    $  1,290,899    $ 69,332,281
                                           ============    ============

See accompanying notes.

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                     Year Ended March 31,
                                                                                ------------------------------
                                                                                    2004             2003
                                                                                -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                   $   4,357,991    $   2,772,406
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                  1,047,108          622,033
      Amortization (accretion) of securities, net                                    (421,969)         (42,510)
      Provision for loan losses                                                       395,145        1,033,068
      Gain on sale of loans held for sale                                          (2,188,678)      (2,434,387)
      Proceeds from sale of loans held for sale                                   155,126,547      148,810,682
      Originations of loans held for sale                                        (154,248,842)    (147,850,070)
      Other gains, net                                                                 82,780           (6,657)
      Deferred income taxes                                                          (436,037)        (446,561)
      Federal Home Loan Bank stock dividends                                         (397,300)        (350,800)
      Deferred compensation expense                                                   156,659          438,830
      ESOP compensation expense                                                       597,408          167,682
      Impairment of mortgage servicing rights                                         120,623          306,290
      Changes in assets and liabilities:
         Accrued interest receivable and other assets                               2,375,490         (320,516)
         Income taxes receivable                                                      356,180          118,083
         Accrued expenses and other liabilities                                    (1,862,109)       1,727,999
                                                                                -------------    -------------

         Net cash provided by operating activities                                  5,060,996        4,545,572
                                                                                -------------    -------------

CASH FLOWS FROM  INVESTING ACTIVITIES
   Proceeds from maturities of mortgage-backed securities; held-to-maturity           159,137               --
   Proceeds from maturities of mortgage-backed securities; available-for-sale       9,724,051        2,105,665
   Proceeds from maturities of investment securities; available-for-sale              288,805               --
   Proceeds from sale of mortgage-backed securities; available for sale            21,671,075               --
   Proceeds from sale of investment securities; available-for-sale                  2,773,860       (3,530,186)
   Purchase of mortgage-backed securities; held-to-maturity                       (20,870,805)              --
   Purchase of mortgage-backed securities; available-for-sale                     (19,327,724)              --
   Purchase of investment securities; held-to-maturity                            (10,217,072)         165,069
   Purchase of investment securities; available-for-sale                             (381,969)              --
   Other net change in loans receivable                                           (11,320,697)     (18,513,710)
   Net cash in acquisition, net                                                    24,707,098               --
   Purchases of premises and equipment                                             (3,336,469)      (2,325,303)
   Net increase in bank-owned and cash surrender value of life insurance             (619,979)        (422,706)
   Proceeds from disposition of assets                                                  1,820            1,800
   Proceeds from the sale of foreclosed assets                                        888,199          382,250
                                                                                -------------    -------------

         Net cash used by investing activities                                     (5,860,670)     (22,137,121)
                                                                                -------------    -------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                Year Ended March 31,
                                                                          ------------------------------
                                                                               2004             2003
                                                                          -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                               $  18,666,594    $  14,331,981
   Net increase securities sold under agreements to repurchase                       --        3,885,502
   Net decrease in advances from borrowers for taxes and insurance             (237,511)        (204,140)
   Advances from Federal Home Loan Bank and other borrowers                 165,068,794      120,089,000
   Repayments on advances from Federal Home Loan Bank and
      other borrowings                                                     (165,436,608)    (117,995,215)
   Repurchase of common stock                                                (5,123,109)      (1,149,685)
   Cash dividends paid on common stock                                       (1,295,828)        (703,423)
   Proceeds from the exercise of stock option                                 2,813,316           66,402
                                                                          -------------    -------------

         Net cash provided by financing activities                           14,455,648       18,320,422
                                                                          -------------    -------------

         NET CHANGE IN CASH AND CASH EQUIVALENTS                             13,655,974          728,873

Cash and cash equivalents, beginning of year                                 24,740,775       24,011,902
                                                                          -------------    -------------

Cash and cash equivalents, end of year                                    $  38,396,749    $  24,740,775
                                                                          =============    =============

Supplemental disclosures for cash flow information:
  Cash paid during the year for:
      Interest                                                            $   9,996,983    $   8,812,129
                                                                          =============    =============

      Income taxes                                                        $   1,627,842    $   1,539,050
                                                                          =============    =============

Noncash investing and financing activities:
   Unrealized gain (loss) on securities; available for sale, net of tax   $     382,359    $     711,860
                                                                          =============    =============

   Unrealized gain on interest rate swap, net of tax                      $    (126,643)   $     149,817
                                                                          =============    =============

   Transfer from loans receivable to real estate acquired
      through foreclosure                                                 $   1,262,385    $      71,878
                                                                          =============    =============

   Loans receivable charged to allowance for loan losses                  $     479,350    $     203,472
                                                                          =============    =============

See accompanying notes.

Note 1 - Summary of Accounting Policies

Organization and principles of consolidation:
FirstBank NW Corp. (the Holding Company) was a Delaware Corporation organized on March 12, 1997, to acquire all of the capital stock of FirstBank Northwest (the
Bank) as part of its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the Conversion) and to complete an initial public offering of Holding Company common stock. The Holding Company is the parent company of the Bank and of Tri Star Financial Corporation (Tri Star), Pioneer Development Corp. and Pioneer Bank Investment Corp., which are collectively referred to as the Company and constitute these consolidated financial statements. On January 30, 1998, the Bank converted to a Washington chartered savings bank. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of business and concentration of credit risk:
The Holding Company's principal business consists of the operations of the Bank and Tri Star that operate in one business segment. The Bank's operations consist of attracting deposits from the general public through a variety of deposit products and investing these, together with funds from on-going operations, in the origination of residential mortgage and commercial loans and, to a lesser extent, construction, agricultural, consumer, and other loans. The Bank primarily originates residential loans to customers located throughout Idaho, southeast Washington, and eastern Oregon.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near-term, relate to the determination of the allowance for loan losses, the calculation of the deferred tax assets and liabilities, the valuation of the core deposit intangible, and the valuation of mortgage servicing rights.

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

Loans receivable:
The Company grants mortgage, commercial, consumer, and agricultural loans to customers. A substantial portion of the loan portfolio is represented by loans originated throughout Idaho, southeastern Washington, and eastern Oregon.

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

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent based upon contractual terms unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

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

The Company accounts for loan impairment according to the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amended SFAS No. 114. These statements define the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments or principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Income taxes:
The Company accounts for income taxes according to the provisions of SFAS No. 109, Accounting for Income Taxes, that requires the use of the liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rate expected to apply to the taxable income of the period in which the deferred tax liability or asset is expected to be settled or realized. Tax credits are accounted for as a reduction of income taxes in the year in which the credit originates.

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

Securities Sold Under Agreements to Repurchase:
The Company enters into sales of securities under agreements to repurchase that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities underlying the agreements remain in the asset accounts.

Advertising Costs:
Advertising costs are charged to operations when incurred. Advertising expense for the year ended March 31, 2004 and 2003 was $506,225 and $308,828, respectively.

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

                                                     2004             2003
                                                -------------    -------------

Net income as previously reported               $   4,357,991    $   2,772,406
Pro forma adjustment for effect of fair value
   accounting for stock options                        (1,015)         (26,161)
                                                -------------    -------------

         PRO FORMA NET INCOME                   $   4,356,976    $   2,746,245
                                                =============    =============

Basic earnings per share:
   As reported                                  $        2.26    $        2.15
                                                =============    =============
   Pro forma                                    $        2.26    $        2.13
                                                =============    =============

   Diluted earnings per share:
   As reported                                  $        2.12    $        2.07
                                                =============    =============
   Pro forma                                    $        2.12    $        2.05
                                                =============    =============

Earnings per share:

The Company reports earnings per share (EPS) in accordance with SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires presentation of EPS assuming dilution (diluted EPS). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. ESOP shares that are unallocated and not yet committed to be released are excluded from the weighted average shares outstanding calculation (see Note 16).

Comprehensive income:
SFAS No. 130, Reporting Comprehensive Income, requires that certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and certain derivative instruments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

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

New accounting pronouncements:

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities". This Interpretation provides guidance with respect to the identification of variable interest entities and when the assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company's consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in cases where the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, or in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity's activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. Due to significant implementation concerns, the FASB modified the wording of FIN 46 and issued FIN 46R in December 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than special purpose entities ("SPEs") until financial statements are issued for periods ending after March 15, 2004. As of March 31, 2004, FirstBank NW Corp has adopted FIN 46R. Adoption of FIN 46 and FIN 46R did not have a material effect on FirstBank NW Corp's consolidated financial position or consolidated results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of SFAS No. 150 has not had a significant effect on FirstBank NW Corp's consolidated financial position or consolidated results of operations.

On December 11, 2003, the SEC Staff announced its intention to release a Staff Accounting Bulletin in order to clarify existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments, subject to Derivative Implementation Group Issue C-13, "When a Loan Commitment is included in the Scope of Statement 133." The new guidance is expected to require all registrants to begin accounting for these commitments subject to SFAS No. 133 as written options that would be reported as liabilities until they are exercised or expire. The provisions of this interim guidance are expected to be effective for loan commitments entered into after March 31, 2004. Management intends to adopt the provisions of this guidance effective April 1, 2004 and does not anticipate that the adoption will have a materially adverse effect on either FirstBank NW Corp's consolidated financial position or consolidated results of operations.

In December 2003, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations. The SOP does not apply to loans originated by FirstBank NW Corp. FirstBank NW Corp. intends to adopt the provisions of SOP 03-3 effective March 31, 2005, and does not expect the initial implementation to have a significant effect on FirstBank NW Corp's consolidated financial position or consolidated results of operations.

Note 2 - Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

                                                                March 31, 2004
                                  ---------------------------------------------------------------------------
                                                                                    Gross
                                                                    Gross         Unrealized
                                                                  Unrealized        Losses
                                                    Gross        Losses Less       Greater
                                   Amortized      Unrealized       Than 12         Than 12
                                      Cost          Gains           Months          Months        Fair Value
                                  ------------   ------------    ------------    ------------    ------------
Securities Available for Sale
   State, county, and municipal   $ 16,134,503   $  1,301,534    $    (36,952)   $         --    $ 17,399,085
   Corporate bonds                   1,065,138         78,373              --              --       1,143,511
   Other investments                   581,225             77              --          (8,059)        573,243
                                  ------------   ------------    ------------    ------------    ------------
   Total investments securities     17,780,866      1,379,984         (36,952)         (8,059)     19,115,839
   Mortgage-backed securities       53,383,311        775,939              --         (30,945)     54,128,305
                                  ------------   ------------    ------------    ------------    ------------

                                  $ 71,164,177   $  2,155,923    $    (36,952)   $    (39,004)   $ 73,244,144
                                  ============   ============    ============    ============    ============

Securities Held to Maturity
  U.S. government and agency         5,148,987        166,323              --          (2,929)      5,312,381
  State, county, and municipal      12,420,607         83,133              --              --      12,503,740
  Corporate bonds                    2,101,515        118,202              --              --       2,219,717
                                  ------------   ------------    ------------    ------------    ------------
   Total investments securities     19,671,109        367,658              --          (2,929)     20,035,838
   Mortgage-backed securities       22,899,093        337,203              --         (13,817)     23,222,479
                                  ------------   ------------    ------------    ------------    ------------

                                  $ 42,570,202   $    704,861    $         --    $    (16,746)   $ 43,258,317
                                  ============   ============    ============    ============    ============

                                                         March 31, 2003
                                  -----------------------------------------------------------
                                                    Gross           Gross
                                   Amortized      Unrealized      Unrealized
                                      Cost          Gains           Losses        Fair Value
                                  ------------   ------------    ------------    ------------
Securities Available for Sale
   Municipal bonds                $ 16,026,025   $    834,723    $    (47,903)   $ 16,812,845
   Mortgage-backed                   6,977,917        671,149              --       7,649,066
                                  ------------   ------------    ------------    ------------

                                  $ 23,003,942   $  1,505,872    $    (47,903)   $ 24,461,911
                                  ------------   ------------    ------------    ------------

Securities Held to Maturity
   Mortgage-backed securities     $  1,969,138   $      7,460    $    (18,473)   $  1,958,125
                                  ============   ============    ============    ============

Management does not believe that any individual unrealized loss as of March 31, 2004 represents an other-than-temporary impairment. The decline in fair market value of these securities is generally due to changes in interest rates and changes in market-desired spreads subsequent to their purchase. In the opinion of management these unrealized losses do not reflect a deterioration of the credit worthiness on the issuing entities, not the probable payment of principal and interest according to the contractual terms of the securities.

For the years ended March 31, 2004 and 2003, proceeds from sales of securities available for sale amounted to approximately $24,444,935 and $-0-, respectively. There were no gross realized gains for the years ended March 31, 2004 and 2003.

The amortized cost and fair value of U.S. government, federal agency, and mortgage-backed securities by contractual maturity at March 31, 2004, are as follows:

                                                Held to Maturity                Available for Sale
                                        -------------------------------   -------------------------------
                                        Amortized Cost     Fair Value     Amortized Cost     Fair Value
                                        --------------   --------------   --------------   --------------
Amounts maturing in:
   One year or less                     $           --   $           --   $    3,441,097   $    3,413,779
   After one year through five years         2,964,880        3,060,310        1,030,182        1,027,315
   After five years through ten years        4,684,930        4,782,863        1,743,935        1,928,421
   After ten years                          12,021,299       12,192,665       11,565,652       12,746,324
                                        --------------   --------------   --------------   --------------

                                            19,671,109       20,035,838       17,780,866       19,115,839
Mortgage-backed securities                  22,899,093       23,222,479       53,383,311       54,128,305
                                        --------------   --------------   --------------   --------------

                                        $   42,570,202   $   43,258,317   $   71,164,177   $   73,244,144
                                        ==============   ==============   ==============   ==============

Expected maturities will differ from contractual maturities because issues may have the right to call or prepay obligations with or without call or prepayment penalties.

At March 31, 2004 and 2003, securities with an amortized cost of $40,914,204 and $15,154,324, respectively, were pledged to secure the Company's performance of its obligations under repurchase agreements. Approximate market value of these securities was $42,308,422 and $15,929,462 at March 31, 2004 and 2003,
respectively. Securities with an amortized cost of $7,772,817 and $405,000 at March 31, 2004 and 2003, respectively, were pledged to secure public deposits for purposes required or permitted by law. The approximate market value of these securities was $7,862,736 and $417,971 at March 31, 2004 and 2003, respectively. Securities with an amortized cost of $4,156,179 and $7,533,315 at March 31, 2004 and 2003, respectively, were pledged as collateral for Federal Home Loan Bank advances. The approximate market value of these securities was $4,464,551 and $8,204,464 at March 31, 2004 and 2003, respectively. Securities with an amortized cost of $3,153,296 and $-0-, at March 31, 2004 and 2003, respectively, were pledged to secure Oregon Trail Consumer Cooperative. The approximate market value of these securities were $3,176,117 and $-0- at March 31, 2004 and 2003, respectively.

Note 3 - Equity Securities

Equity securities carried at cost at March 31 consists of the following:

                                                        2004            2003
                                                    ------------    ------------

Federal Home Loan Bank stock                        $ 12,501,100    $  5,726,200
FarmerMac stock                                            4,475           4,475
                                                    ------------    ------------

         EQUITY SECURITIES                          $ 12,505,575    $  5,730,675
                                                    ============    ============

The FHLB revised their capital structure from the issuance of one class of stock to two, B(1) and B(2) stock. B(1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale, and redemption based on the level of business activity the Company is doing with the FHLB. Class B(2) is not a required investment for institutions and is not restricted as to purchase and sale, but has the same redemption restrictions as class B(1). The Company had $12,251,900 in B(1) stock and $249,200 in B(2) stock at March 31, 2004. Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank. The required investment in the common stock is based on a predetermined formula and is carried at cost on the consolidated statement of financial condition.

Note 4 - Loans Receivable

Loans receivable at March 31 consists of the following:

                                                      2004              2003
                                                  ------------      ------------

Real estate loans:
   Residential                                    $113,381,056      $ 50,780,992
   Commercial                                      122,132,293        68,125,421
   Agricultural                                     18,566,973        15,920,524
   Construction                                     68,235,995        46,836,132
Other loans:
   Commercial (nonreal estate)                      75,877,668        50,602,602
   Other consumer                                   43,424,825         7,843,541
   Home equity                                      24,529,836        19,924,033
   Agricultural operating                           24,876,236        12,999,558
                                                  ------------      ------------

      Total loans receivable                       491,024,882       273,032,803
Less:
   Loans in process                                 24,065,036        16,676,636
   Unearned loan fees and discounts                  1,531,794         1,137,285
   Allowance for loan losses                         6,313,745         3,414,262
                                                  ------------      ------------

      Loans receivable, net                       $459,114,307      $251,804,620
                                                  ============      ============

Total loans receivable consist of approximately $143,828,000 and $76,464,000 in one-to-four family residential real estate loans at March 31, 2004 and 2003, respectively.

At March 31, 2004, the contractual principal payments due on outstanding loans receivable are shown below. Actual payments may differ from expected payments because borrowers have the right to prepay loans, with or without prepayment penalties.

Year Ending March 31,
2005                                                        $ 127,091,279
2006                                                           16,201,428
2007                                                           22,629,237
2008                                                           22,741,898
2009                                                           21,517,388
Thereafter                                                    280,843,652
                                                            -------------

                                                            $ 491,024,882
                                                            =============

The following summarizes the changes in the allowance for loan losses at March
31:

                                                       2004            2003
                                                   ------------    ------------

Allowance for loan losses, beginning of year       $  3,414,262    $  2,562,757
   Addition through acquisition                       2,863,371              --
   Provision for loan losses                            395,144       1,033,068
   Charge offs, net                                    (359,032)       (181,563)
                                                   ------------    ------------

Allowance for loan losses, end of year             $  6,313,745    $  3,414,262
                                                   ============    ============

As of March 31, 2004 and 2003, loans on a nonaccrual status totaled approximately $2,899,938 and $1,251,284, respectively. The effect of not recognizing interest income on nonaccrual loans in accordance with the original terms totaled approximately $126,338 during 2004 and $60,761 during 2003. The following information at March 31 relates to the Bank's impaired loans which include troubled debt restructurings that meet the definition of impaired loans:

                                                               2004           2003
                                                           ------------   ------------
Impaired loans with a specific allowance                   $  1,118,941   $     51,009
Impaired loans with no specific allowance                       815,527      1,952,016
                                                           ------------   ------------

         TOTAL IMPAIRED LOANS                              $  1,934,468   $  2,003,025
                                                           ============   ============

Total allowance related to impaired loans                  $    423,935   $    160,612
                                                           ============   ============

Average aggregate balance of impaired loans for the year   $  2,988,837   $  1,612,762
                                                           ============   ============

Interest income recognized on impaired loans for cash
   payments received                                       $     57,360   $    105,614
                                                           ============   ============

Outstanding commitments of the Bank to originate loans as of March 31, 2004, were as follows:

                                     Fixed Rate    Variable Rate       Total
                                   -------------   -------------   -------------

First mortgage loans               $  31,372,521   $   5,625,212   $  36,997,733
Other loans                            5,331,840      42,102,389      47,434,229
                                   -------------   -------------   -------------

         OUTSTANDING LOAN
            COMMITMENTS            $  36,704,361   $  47,727,601   $  84,431,962
                                   =============   =============   =============

Interest rates on fixed rate loan commitments range from 3.15% to 8.75% and are committed through July 1, 2004. Fees received in connection with these outstanding loan commitments are deferred and will be recognized in income over the life of the related loan after funding of the loan. In addition, the Bank had commitments to fund outstanding credit lines of approximately $74,001,015, commitments to fund standby letters of credit of $3,906,357, and commitments to fund credit card lines of approximately $11,705,998 at March 31, 2004. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

The Bank remains contingently liable for $66,212 of loans sold with recourse as of March 31, 2004.

Note 5 - Loan Servicing

Loans serviced for others (including contract collections) are not included in the consolidated statements of financial condition. The unpaid principal balances of these loans at March 31 are as follows:

                                                     2004               2003
                                                 ------------       ------------
Loan portfolios serviced for:
   FNMA                                          $  6,187,734       $ 11,750,776
   FHLMC                                           74,852,358         97,914,259
   Others                                           4,535,960          5,859,923
                                                 ------------       ------------

                                                 $ 85,576,052       $115,524,958
                                                 ============       ============

The balance of capitalized mortgage servicing rights at March 31, 2004 and 2003, was $710,258 and $825,814, respectively. The fair value of mortgage servicing rights was determined using discount rates ranging from 9.50% to 14.00% and prepayment speeds ranging from 20.86% to 45.08% percent, depending upon the stratification of the specific mortgage servicing right. The allowance for impairment on mortgage servicing rights for the years ended March 31, 2004 and 2003 was $426,913 and $306,290, respectively.

The following summarizes mortgage servicing rights activity:

                                                       2004            2003
                                                   ------------    ------------

Mortgage servicing asset, beginning of year        $    825,814    $  1,016,953
   Capitalized                                          199,301         278,745
   Amortized                                           (194,234)       (163,594)
   Impairment writedown                                (120,623)       (306,290)
                                                   ------------    ------------

Mortgage servicing asset, end of year              $    710,258    $    825,814
                                                   ============    ============

Note 6 - Premises and Equipment

Premises and equipment at March 31 consists of the following:

                                                       2004            2003
                                                   ------------    ------------

Land, buildings, and building improvements         $ 19,952,964    $  6,034,275
Furniture, fixtures, and equipment                   10,487,592       5,129,533
Construction in progress                                166,252       1,718,972
                                                   ------------    ------------

                                                     30,606,808      12,882,780
Accumulated depreciation                            (12,332,616)     (5,672,740)
                                                   ------------    ------------

         Premises and equipment, net               $ 18,274,192    $  7,210,040
                                                   ============    ============

Depreciation expense for the years ended March 31, 2004 and 2003, amounted to $1,047,108 and $622,033, respectively.

Note 7 - Goodwill and Other Intangible Assets

Goodwill will be periodically evaluated for impairment. No impairment loss on goodwill was recorded for the year ended March 31, 2004, since there was no impairment indicators during the period. None of the goodwill is expected to be deductible for tax purposes. Goodwill at March 31, 2004 was $17.4 million.

Core deposits are a dependable, long-term source of funds for the Company. The core deposit intangible asset will be amortized under the straight line method over the estimated life of the depositor relationships of 5.5 years. Core deposit intangible at March 31, 2004 was $3.6 million, net of accumulated amortization of $293,890. Amortization expense for the net carrying amount of the core deposit intangible at March 31, 2004 is estimated to be as follows:

(Dollars in Thousands)

For the year ended March 31,
         2005                                                              715
         2006                                                              715
         2007                                                              715
         2008                                                              715
         2009                                                              782
                                                                    ----------
Estimated total core deposit intangible amortization expense        $    3,642
                                                                    ==========

Note 8 - Foreclosed Real Estate

Foreclosed real estate of $604,437 and $119,755 was included in other assets on the consolidated statement of financial condition at March 31, 2004 and 2003, respectively.

Note 9 - Deposits

Deposits and the related weighted-average interest rates at March 31 consist of the following:

                                                        2004            2003
                                                    ------------    ------------

Transaction accounts:
   NOW accounts (.08% and 0.15%)                    $145,959,289    $ 62,480,204
   Passbook accounts (.50% and 0.30%)                 39,821,541      15,534,815
   Money market accounts (1.09% and 1.30%)           104,611,862      24,237,997
                                                    ------------    ------------

     Total transaction accounts                      290,392,692     102,253,016
                                                    ------------    ------------

Certificates of deposit:
   0.00% to 1.99%                                     81,195,241      35,020,383
   2.00% to 2.99%                                     28,579,880      16,919,143
   3.00% to 3.99%                                     30,501,305      11,937,240
   4.00% to 4.99%                                     35,776,565      32,125,791
   5.00% to 5.99%                                     18,727,714      14,523,092
   6.00% to 6.99%                                      4,943,746       1,218,758
   7.00% to 7.99%                                        917,495         336,475
   8.00% to 8.99%                                             --           6,099
                                                    ------------    ------------

     Total certificates of deposit                   200,641,946     112,086,981
                                                    ------------    ------------

     TOTAL DEPOSITS AND SECURITIES SOLD
        UNDER AGREEMENTS TO REPURCHASE              $491,034,638    $214,339,997
                                                    ============    ============

The scheduled maturities of certificates of deposit at March 31, 2004, are as follows:

Year ending March 31,
   2005                                                             $104,045,121
   2006                                                               32,632,467
   2007                                                               34,075,288
   2008                                                               15,720,639
   2009                                                                7,706,341
   Thereafter                                                          6,462,090
                                                                    ------------

     TOTAL CERTIFICATES OF DEPOSIT                                  $200,641,946
                                                                    ============

Interest expense on deposits consists of the following:

                                                         Year Ended March 31,
                                                    ----------------------------
                                                        2004            2003
                                                    ------------    ------------

NOW and money market                                $  1,075,630    $    474,748
Passbook savings                                         110,612          59,477
Certificates of deposit                                4,114,996       4,108,964
                                                    ------------    ------------

         INTEREST EXPENSE                           $  5,301,238    $  4,643,189
                                                    ============    ============

Certificates of deposit of $100,000 or more totaled approximately $ 71,934,107 and $47,235,657 at March 31, 2004 and 2003, respectively. Deposit balances in excess of $100,000 totaled approximately $160,939,433 and $68,288,772 at March 31, 2004 and 2003, respectively, are not insured by the Federal Deposit Insurance Corporation (FDIC).

Note 10 - Advances from FHLB and Other Borrowed Funds

Advances from the FHLB had weighted average interest rates at March 31, 2004 and 2003 of 4.78% and 4.93%, respectively. Maturity dates of advances at March 31 were as follows:

                                                       2004             2003
                                                   ------------     ------------

Advances from FHLB due:
   Less that 1 year                                $ 36,640,894     $ 13,551,600
   After one year through two years                  23,657,753       12,572,900
   After two years through three years               10,447,205       16,111,000
   After three years through four years              10,606,586       11,197,204
   After four years through five years                  826,342        5,000,000
   More than 5 years                                 49,876,912       23,383,524
                                                   ------------     ------------

                                                   $132,055,692     $ 81,816,228
                                                   ============     ============

The Bank has an unsecured operating line of credit with US Bank for $22,000,000. There was no outstanding balance under the line of credit at March 31, 2004 and 2003. In addition, the Bank has an operating line of credit with Federal Home Loan Bank for up to 30% of total assets. The FHLB borrowings are collateralized by investment securities and residential real estate loans. Interest is charged at the market rate for federal funds purchased. There was $128,448,414 and $81,816,228 outstanding under the FHLB line of credit at March 31, 2004 and 2003, respectively.

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities underlying the agreements are presented in Note 2.

Information concerning securities sold under agreements to repurchase at March 31, 2004, is summarized as follows:

Average balance during the year                                    $ 10,465,177
                                                                   ============

Average interest rate during the year                                      0.46%
                                                                   ============

Maximum month-end balance during the year                          $ 11,272,161
                                                                   ============

Advances are collateralized by all FHLB stock owned by the bank, deposits with the FHLB of Seattle, and certain mortgages or deeds of trust securing such properties.

Note 11 - Income Taxes

The components of income tax expense are summarized as follows:

                                                       Year Ended March 31,
                                                  -----------------------------
                                                      2004             2003
                                                  ------------     ------------

Current tax expense                               $  1,834,180     $  1,342,011
Deferred tax benefit                                  (351,780)        (288,882)
                                                  ------------     ------------

         INCOME TAX EXPENSE                       $  1,482,400     $  1,053,129
                                                  ============     ============

Deferred tax liabilities and assets at March 31 consist of the following:

                                                          2004            2003
                                                      ------------    ------------
Deferred tax assets:
   Unearned loan fees                                 $      7,790    $     14,636
   Allowance for loan losses                             2,397,449       1,386,384
   Deferred compensation                                   504,320         266,308
   Change of control payments                              434,906              --
   Premium on FHLB advances                              1,522,599              --
   Premium on certificates of deposits                     834,451              --
   Other                                                   144,827          99,451
                                                      ------------    ------------

         Total deferred tax assets                       5,846,342       1,766,779
                                                      ------------    ------------

Deferred tax liabilities:
   Federal Home Loan Bank stock dividends               (2,559,350)       (882,924)
   Loan loss reserves                                           --         (40,315)
   Mortgage servicing rights                              (277,498)       (322,645)
   Depreciation                                           (532,081)       (308,909)
   Unrealized gain on securities available for sale       (753,453)       (568,608)
   Unrealized gain on cash flow hedge                      (14,990)        (96,917)
   Core deposit intangible                              (1,486,834)             --
                                                      ------------    ------------

         Total deferred tax liabilities                 (5,624,206)     (2,220,318)
                                                      ------------    ------------

         NET DEFERRED INCOME TAX ASSET (LIABILITY)    $    222,136    $   (453,539)
                                                      ============    ============

At March 31, 2004 and 2003, an income tax receivable of $1,327,359 and $82,559, respectively, was included in other assets on the consolidated statement of financial condition.

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                     2004                              2003
                                        -----------------------------     -----------------------------
                                           Amount          Percent           Amount          Percent
                                        ------------     ------------     ------------     ------------
Income tax expense at statutory rates   $  1,985,733             34.0%    $  1,300,682             34.0%
Effect of permanent differences             (748,846)           -12.8%        (367,952)            -9.6%
Effect of state income taxes, net of
   federal benefit                           245,513              4.2%         213,351              5.6%
Other                                             --                           (92,952)            -2.4%
                                        ------------     ------------     ------------     ------------

                                        $  1,482,400             25.4%    $  1,053,129             27.6%
                                        ============     ============     ============     ============

Note 12 - Equity

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of February 27, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

The Bank's actual regulatory capital amounts and ratios are presented in the table below (dollars in thousands):

                                                                                                       To Be Well Capitalized
                                                                                                            Under Prompt
                                                                            Capital Adequacy             Corrective Action
                                                                                Purposes                     Provisions
                                                                         -------------------------    -------------------------
March 31, 2004                             Actual Amount      Ratio      Actual Amount      Rate      Actual Amount      Rate
                                           -------------    ---------    -------------    --------    -------------    --------

Tier 1 capital (to average assets)         $      43,483          6.5%   $      26,728         4.0%   $      33,410         5.0%
Tier 1 capital (to risk-weighted assets)          43,483          9.2%          18,815         4.0%          28,222         6.0%
Total capital (to risk-weighted assets)           49,368         10.5%          37,629         8.0%          47,037        10.0%

March 31, 2003

Tier 1 capital (to average assets)         $      27,562          8.4%   $      13,127         4.0%   $      16,409         5.0%
Tier 1 capital (to risk-weighted assets)          27,562         11.8%           9,313         4.0%          13,970         6.0%
Total capital (to risk-weighted assets)           30,485         13.1%          18,627         8.0%          23,284        10.0%

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank.

The payment of dividends to the Holding Company by the Bank is subject to various federal and state regulatory limitations. Under current guidelines, at March 31, 2004, the Bank could have declared approximately $2,400,000 of aggregate dividends in addition to amounts previously paid.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

The Corporation authorized a 5% stock repurchase plan, or 146,432 shares, on November 21, 2003. The Company's stock repurchase program intent is to enhance trading liquidity and stock value. The shares are purchased on the open market at market value through an authorized broker.

Note 13 - Related Party Transactions

The following schedule summarizes the activity in loans to directors and officers at March 31:

                                                      2004             2003
                                                  ------------     ------------

Balance, beginning of year                        $  1,370,079     $  1,611,200
   Additional advances on loans                        847,972          952,913
   Repayments and sales proceeds                      (431,786)      (1,194,034)
                                                  ------------     ------------

         BALANCE, END OF YEAR                     $  1,786,265     $  1,370,079
                                                  ============     ============

The Bank also accepts deposits from its executive officers, directors, and affiliated companies on substantially the same terms as unrelated persons. The aggregate amount of deposits from such related parties at March 31, 2004 and 2003 was $616,197 and $1,690,616, respectively.

Note 14 - Employee Benefit Plans

The Company has entered into a salary continuation agreements with certain employees. This program was funded by purchasing single premium life insurance contracts. The program provides for aggregate continued annual compensation for all participants totaling $143,500 for life on the insured and a guarantee period ranging from fifteen to twenty years for the beneficiaries. Participants vest ratably each plan year until retirement, termination, death, or disability. The Company is recording the salary obligation over the estimated remaining service lives of the participants. Expenses related to this program were approximately $193,848 and $202,469 for the years ended March 31, 2004 and 2003, respectively. At March 31, 2004 and 2003, an obligation of $875,900 and $696,234, respectively, was included in accrued expenses and other liabilities. The Bank retained bank-owned life insurance policies of Pioneer Bank through the acquisition of Oregon Trail Financial Corporation with a cash value of $14,299,837 at October 31, 2003. At March 31, 2004 and 2003, cash value of life insurance of $22,192,305 and $7,272,489, respectively, was recorded. Net earnings on the life insurance contracts were $619,979 and $422,706 for the years ended March 31, 2004 and 2003, respectively.

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

During 1995, the Bank established a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (Code), whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The plan was amended during 1998, whereby contributions by the Bank are discretionary. Approximately $148,000 and $112,500 were contributed by the Company to the plan for the years ended March 31, 2004 and 2003, respectively.

Note 15 - Employee Stock Ownership Plan

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

Compensation expense is recorded equal to the fair value of shares held by the ESOP which are deemed committed to be released. ESOP compensation expense was approximately $220,377 and $167,682 for the years ended March 31, 2004 and 2003, respectively. As of March 31, 2004, the Company has allocated 77,462 shares to participant accounts and has 81,238 unallocated shares. The Company has committed to release 2,089 shares of stock resulting in 79,149 unearned, restricted shares remaining to be released. The market value of unearned, restricted shares held by the ESOP trust was approximately $2,354,683 at March 31, 2004.

Note 16 - Stock Award Plans

Stock Option Plans:
On July 22, 1998, the shareholders of the Holding Company voted to approve the 1998 Stock Option Plan (the SOP) for employees, officers and directors of the Company. The SOP is administered by the Board of Directors. Under the SOP, a maximum of 198,375 shares were approved to be granted. Generally, the SOP provides that the terms under which options may be granted are to be determined by a Committee subject to certain requirements as follows: (1) the exercise price will not be less than 100% of the market price per share of the common stock of the Holding Company at the time stock option is granted, and (2) the option purchase price will be paid in full on the date of purchase. The SOP provides that options may be transferred only by will or by laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

On November 4, 2003, the Holding Company adopted the Oregon Trail 1998 Stock Option Plan (the SOP) for employees, officers and directors from Oregon Trail Financial Corporation. The SOP is administered by the Board of Directors. Under the SOP, a maximum of 400,729 shares were approved to be granted. The SOP provides that options may be transferred only by will or by laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

Stock option transactions for the above described plan is summarized as follows:

                                                     2004                          2003
                                           --------------------------   --------------------------
                                                           Weighted-                    Weighted-
                                                            Average                      Average
                                                           Exercise                     Exercise
                                             Shares          Price        Shares          Price
                                           -----------    -----------   -----------    -----------
Outstanding options at beginning of year       147,000    $     15.81       151,200    $     15.81
   Granted                                     400,729          12.25            --             --
   Exercised                                  (246,973)         11.39        (4,200)         15.81
   Forfeited                                      (150)         15.81            --             --
                                           -----------                  -----------

Outstanding at end of year                     300,606    $     14.69       147,000    $     15.81
                                           ===========    ===========   ===========    ===========

Options exercisable at year end                296,406                      111,720
                                           ===========                  ===========

Weighted-average fair value of options
   granted during the year                 $     11.39                  $        --
                                           ===========                  ===========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the fiscal 2003 grant:

Dividend yield                                                                8%
Expected volatility                                                          25%
Risk free interest rates                                                      5%
Expected option lives                                                   7 years

The following table presents information about the options as of March 31, 2004:

                                 Options Outstanding                Options Exercisable
                       ---------------------------------------   -------------------------
                                      Weighted      Weighted
                                      Average       Average                     Weighted
                                      Remaining     Exercise                    Average
Range of Exercise       Number of    Contractual    Price Per     Number of     Exercise
     Price               Shares         Life          Share        Shares         Price
-----------------      -----------   -----------   -----------   -----------   -----------
$10.92-$11.48               78,486          4.70   $     10.94        78,486   $     10.94
$11.49-$15.82              128,740          4.90   $     15.81       124,540   $     15.81
$15.83-$16.31               93,380          7.60         16.31        93,380         16.31
                       -----------   -----------   -----------   -----------   -----------

                           300,606   $      7.60   $     14.69       296,406   $     14.68
                       ===========   ===========   ===========   ===========   ===========

Restricted stock:
During fiscal 1999, the shareholders of the Company approved the Management Recognition and Development Plan (MRDP). Under the MRDP, the Company is authorized to grant up to 79,350 shares of restricted stock to employees, officers and directors of the Company. During fiscal 1999, 79,350 shares of restricted stock was awarded to the deferred compensation plan. The fair market value at the date of award was $15.81 per share. These awards vest ratably over a five-year period. Deferred compensation resulting from these awards is amortized as a charge to expense over the five-year period; expense recognized by the Company was $156,659 and $236,361 for the years ending March 31, 2004 and 2003, respectively. The balance of deferred compensation is shown as a reduction of stockholders' equity.

Note 17 - Earnings Per Share

Information used to calculate earnings per share was as follows:

                                                               Year Ended March 31,
                                                             -----------------------
                                                                2004         2003
                                                             ----------   ----------
Net income                                                   $4,357,991   $2,772,406
                                                             ==========   ==========

Basic weighted-average number of common shares outstanding    1,925,804    1,287,967
Dilutive effect of potential common shares                      129,831       53,144
                                                             ----------   ----------

         DILUTED WEIGHTED-AVERAGE NUMBER OF
            SHARES OUTSTANDING                                2,055,635    1,341,111
                                                             ==========   ==========

Net income per common share
   Basic                                                     $     2.26   $     2.15
                                                             ==========   ==========

   Diluted                                                   $     2.12   $     2.07
                                                             ==========   ==========

Note 18 - Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company.

Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented as follows.

                                                                 2004                              2003
                                                    -------------------------------   -------------------------------
                                                       Carrying        Estimated         Carrying        Estimated
                                                        Amount         Fair Value         Amount         Fair Value
                                                    --------------   --------------   --------------   --------------
Financial Assets:
   Cash and cash equivalents                        $   38,396,749   $   38,396,749   $   24,740,775   $   24,740,775
   Investment securities held to maturity               19,671,109       20,035,838               --               --
   Investment securities available for sale             19,115,839       19,115,839       16,812,845       16,812,845
   Mortgage-backed securities held to maturity          22,899,093       23,222,479        1,969,138        1,958,125
   Mortgage-backed securities available for sale        54,128,305       54,128,305        7,649,066        7,649,066
   Loans held for sale                                   5,253,377        5,253,377        5,214,077        5,214,077
   Loans receivable                                    459,114,307      470,111,000      251,804,620      254,236,534
   Equity securities                                    12,505,575       12,505,575        5,730,675        5,730,675
   Cash surrender value of life
      insurance                                         22,192,305       22,192,305        7,272,489        7,272,489

Financial Liabilities:
   Deposits                                            480,547,937      484,357,000      203,189,041      215,730,362
   Securities sold under agreements to repurchase       10,486,701       10,486,701       11,150,956       11,150,956
   Advances from borrowers for
         taxes and insurance                               960,648          960,648        1,191,545        1,191,545
   FHLB advances                                       132,055,692      138,877,000       81,816,228       86,380,819

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

Securities sold under agreements to repurchase:
The fair value of securities sold under agreements to repurchases is the amount payable on demand at the reporting date.

Advances to borrowers for taxes and insurance:
The fair value of advances to borrowers for taxes and insurance is the amount payable on demand at the reporting date.

Advances from FHLB:
The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Bank for debt with similar remaining maturities.

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

Note 19 - Liquidation Account

At the time of the Bank's conversion from mutual to stock form the Bank established a liquidation account in an amount equal to its equity as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Note 20 - Commitments and Contingencies

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

The Company rents branch and office space under various operating leases. Total rent expense recognized during the years ended March 31, 2004 and 2003, was $193,601 and $186,329, respectively. Future minimum rental payments under the operating lease agreements are:

Year Ending March 31,
   2005                                                            $    175,895
   2006                                                                 164,199
   2007                                                                 167,696
   2008                                                                 137,125
   Thereafter                                                            72,796
                                                                   ------------

                                                                   $    717,711
                                                                   ============

The Company subleases portions of its branch facilities under noncancelable operating lease agreements. Total sublease income recognized during the years ended March 31, 2004 and 2003, was $113,223 and $107,577, respectively. Future minimum rental payments due to the Company under subleases are as follows:

Year Ending March 31,
   2005                                                    $    98,928
   2006                                                         98,928
   2007                                                         65,952
                                                           -----------

                                                           $   263,808
                                                           ===========

Note 21 - Business Combination

On October 31, 2003, the Company completed the acquisition of Oregon Trail Financial Corp. and its wholly-owned subsidiary, Pioneer Bank, a Federal Savings Bank, for approximately $36.5 million in cash and 1,480,064 shares of FirstBank common stock for consideration of the 3,108,657 shares of Oregon Trail common stock outstanding as of the completion date of the acquisition. The value of the 1,480,064 shares of corporate stock issued was based on the closing price of $22.45 on February 24, 2003 resulting in a purchase price of $33.2 million. Common stock increased $14,800 and additional paid in capital increased $33,212,637 as a result of the issuance of common stock for the acquisition. Additional paid in capital increased by $4,563,100 as a result of the purchase of the fair value of Oregon Trail's unexercised stock options as of the completion date of the acquisition. The statement of operations includes operations of the acquired entity, Oregon Trail, for the five month period ended March 31, 2004.

It has been the Company's strategic objective to utilize capital to support growth, and growth through acquisition was also a longer term strategy. Oregon Trail complements the Company's operations and business strategies. Oregon Trail was a potential acquisition candidate because of its market area that is geographically contiguous to the Company's existing market areas with no overlapping branches. Oregon Trail was also considered to be a potential candidate because of its stable deposit markets, sizable asset base, strong asset quality, and its community banking philosophy, which is shared by the Company. In addition, Oregon Trail and the Company have common backgrounds as converted thrift institutions, and the board of directors and management of the Company believed that a combination of the two companies would enhance the Company's competitiveness, with a minimal impact on Oregon Trail's employees. The acquisition doubled the Company's asset size and the common stock outstanding. The Company is the surviving holding company with 100% ownership of the Bank, and the Bank is the surviving thrift subsidiary.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                               At October 31, 2003
                                 (in thousands)

Cash and cash equivalents                                             $   61,207
Securities                                                                72,686
Loans, net                                                               196,559
Premises and equipment, net                                                8,411
FHLB Stock                                                                 6,378
Bank-owned and cash surrender value of life insurance policies            14,299
Other assets                                                               4,701
Core deposit intangible                                                    3,876
Goodwill                                                                  18,147
                                                                      ----------

Total assets acquired                                                 $  386,264
                                                                      ==========

Deposits                                                                 258,487
Borrowings                                                                50,969
Other liabilities                                                          3,518
                                                                      ----------

Total liabilities assumed                                             $  312,974
                                                                      ==========

Net assets acquired                                                   $   73,290

Issuance of corporate stock                                               33,227
Fair value of stock options                                                4,563
                                                                      ----------

Aggregate purchase price                                              $   35,500
                                                                      ==========

 The following table sets forth the supplemental pro forma condensed combined statement of income for the years ended March 31, 2004 and 2003, reflecting the acquisition of Oregon Trail by the Company as if it had occurred at the beginning of the periods shown.

                               FirstBank NW Corp.
                          Oregon Trail Financial Corp.
                Pro Forma Condensed Combined Statements of Income
                        (In thousands, except share data)

                                                                  Year Ended March 31,
                                                             ----------------------------
                                                                 2004            2003
                                                             ------------    ------------
Total interest income                                        $     39,917    $     45,419
Total interest expense                                             13,083          16,987
                                                             ------------    ------------
Net interest income                                                26,834          28,432
Provision for loan losses                                           1,248           1,354
                                                             ------------    ------------
Net interest income after provision for loan losses                25,586          27,078
Total non-interest income                                           7,391           8,143
Total non-interest expense                                        (25,187)        (23,679)
                                                             ------------    ------------
Income before income tax expense                                    7,790          11,542
Income tax expense                                                  2,006           3,498
                                                             ------------    ------------
Net income                                                          5,784           8,044
                                                             ============    ============

Pro Forma earnings per share:
   Pro Forma net income per share - basic                    $       2.07    $       2.91
   Pro Forma net income per share - diluted                  $       1.91    $       2.70
   Pro Forma weighted average shares outstanding - basic        2,793,568       2,768,031
   Pro Forma weighted average shares outstanding - diluted      3,053,195       2,977,739

Note 22- Derivative Financial Instrument Designated as Hedges

At March 31, 2004, the Company had a swap agreement to exchange monthly payments on a notional amount of $10 million. The swap agreement terminates May 29, 2004. Under this two-year agreement, the Company swapped a variable rate payment equal to Prime for a 6.32% fixed rate payment. Amounts to be paid or received on the interest rate swap will be included in earnings upon the receipt of interest payments on the underlying hedged loans. For the year ended March 31, 2004, the Company had realized $225,337 in interest related to the swap. The fair value of the interest rate swap as of March 31, 2004, was $38,164. During the year ended March 31, 2004, the Company decreased accumulated other comprehensive income by $126,643, net of $81,927 tax, arising from the change in the value of the cash flow hedges.

Note 23 - Parent Company Financial Information

                               First Bank NW Corp.
                        Statements of Financial Condition

                                                         Year Ended March 31,
                                                     ---------------------------
                                                         2004           2003
                                                     ------------   ------------

Assets
   Cash and cash equivalents                         $    452,911   $     25,515
   Investment securities; available-for-sale         $  1,143,510             --
   Loan receivable from ESOP                              862,379        918,465
   Investment in subsidiaries                          65,937,994     28,724,289
   Income taxes receivable                              1,692,374        167,671

   Deferred federal and state taxes                       348,553             --
   Other assets                                            48,593        228,771
                                                     ------------   ------------

         TOTAL ASSETS                                $ 70,486,314   $ 30,064,711
                                                     ============   ============

Liabilities and Stockholders' Equity
   Deferred change of control payments               $  1,133,748   $         --
   Other liabilities                                       20,285            607
   Stockholders' equity                                69,332,281     30,064,104
                                                     ------------   ------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $ 70,486,314   $ 30,064,711
                                                     ============   ============

                               First Bank NW Corp.
                              Statements of Income

                                                                      Year Ended March 31,
                                                                  ---------------------------
                                                                      2004           2003
                                                                  ------------   ------------
Interest income:
   Certificates and time deposit                                  $        317   $          2
   ESOP loan                                                            77,291         81,330
   Cash and cash equivalents                                             3,359          1,311
   Investment securities                                                 6,979             --
Other income:
   Equity in undistributed income of subsidiaries, net of taxes      4,573,415      2,940,300
                                                                  ------------   ------------

                                                                     4,661,361      3,022,943
                                                                  ------------   ------------

Interest expense: borrowing                                             66,994             --

Other expense:
   Compensation, payroll taxes, and fringe benefits                    206,278        194,157
   Other expense                                                       160,173        164,990
                                                                  ------------   ------------

                                                                       433,445        359,147
                                                                  ------------   ------------

         Income before income tax expense                            4,227,916      2,663,796

Income tax benefit                                                     130,075        108,610
                                                                  ------------   ------------

         NET INCOME                                               $  4,357,991   $  2,772,406
                                                                  ============   ============

                               First Bank NW Corp.
                            Statements of Cash Flows

                                                                             Year Ended March 31,
                                                                         ----------------------------
                                                                             2004            2003
                                                                         ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                            $  4,357,991    $  2,772,406
   Adjustments to reconcile net income to net cash provided
      (used) by operating activities:
      Equity in undistributed earnings of subsidiaries, net of taxes       (4,573,415)     (2,940,300)
      Amortization of securities                                               26,269              --
      Amortization of deferred compensation                                   156,659         236,361
      Changes in assets and liabilities:
         Other assets                                                         982,413        (220,326)
         Income taxes receivable                                              (23,714)        (57,756)
         Deferred federal and state taxes                                     103,273              --
         Deferred change of control liability                                (334,010)             --
         Liabilities                                                           19,674          (1,496)
                                                                         ------------    ------------

         Net cash provided (used) by operating activities                     715,140        (211,111)
                                                                         ------------    ------------

CASH FLOWS FROM  INVESTING ACTIVITIES
   Proceeds from sale of investment securities; available-for-sale            936,980              --
   Dividends received from subsidiaries                                    33,600,000       1,910,000
   Net cash in acquisition, net                                           (31,222,355)             --
   Principal repayments on ESOP loan                                           56,086          52,046
                                                                         ------------    ------------

         Net cash provided by investing activities                          3,370,711       1,962,046
                                                                         ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Redemption of common stock                                              (5,123,109)     (1,149,685)
   Proceeds from the exercise of stock options                              2,813,316          66,402
   Cash dividends paid on common stock                                     (1,295,826)       (703,423)
   Cash dividends paid on unallocated ESOP Shares                             (52,836)        (50,640)
   Advances from borrowing                                                 36,691,670              --
   Repayments on advances from borrowing                                  (36,691,670)             --
                                                                         ------------    ------------

         Net cash used by financing activities                             (3,658,455)     (1,837,346)
                                                                         ------------    ------------

         NET CHANGE IN CASH AND CASH EQUIVALENTS                              427,396         (86,411)

Cash and cash equivalents, beginning of year                                   25,515         111,926
                                                                         ------------    ------------

Cash and cash equivalents, end of year                                   $    452,911    $     25,515
                                                                         ============    ============

Supplemental disclosure for cash flow information:
  Cash paid during the year for:
      Interest                                                           $         --    $         --
                                                                         ============    ============
      Income taxes                                                       $  1,627,842    $  1,539,050
                                                                         ============    ============
NONCASH INVESTING AND FINANCING ACTIVITIES
   ESOP shares released                                                  $    220,377    $    167,682
                                                                         ============    ============
   Unrealized gain (loss) on securities available for sale, net of tax   $    382,359    $    711,860
                                                                         ============    ============
   Unrealized gain on interest rate swap, net of tax                     $   (126,643)   $    149,817
                                                                         ============    ============